                                                                     Exhibit 2.1



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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                           KELLSTROM INDUSTRIES, INC.,

                             AVIATION SALES COMPANY

                                       AND

                  AVIATION SALES DISTRIBUTION SERVICES COMPANY

                                  -------------



                               SEPTEMBER 20, 2000







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


                                      INDEX
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
RECITALS..........................................................................................1
ARTICLE I DEFINITIONS.............................................................................1

      1.1   Defined Terms.........................................................................1
      1.2   Other Definitional Provisions........................................................10

ARTICLE II PURCHASE AND SALE OF ASSETS...........................................................11

      2.1   Purchased Assets.....................................................................11
      2.2   Excluded Assets......................................................................13
      2.3   Assignment of Contracts and Rights...................................................13
      2.4   Purchase Price.......................................................................14
      2.5   Payment of Estimated Cash Purchase Price.............................................14
      2.6   Cash Purchase Price Adjustment.......................................................14
      2.7   Purchase Price Allocation and Tax Returns............................................15
      2.8   Assumed Liabilities..................................................................16
      2.9   Excluded Liabilities.................................................................16
      2.10  The Closing..........................................................................17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF KELLSTROM..........................................17

      3.1   Corporate Status.....................................................................17
      3.2   Corporate Power and Authority........................................................17
      3.3   Enforceability.......................................................................18
      3.4   No Violation.........................................................................18
      3.5   No Commissions.......................................................................18

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND AVS................................18

      4.1   Corporate Status.....................................................................18
      4.2   Power and Authority..................................................................19
      4.3   Enforceability.......................................................................19
      4.4   Corporate Information................................................................19
      4.5   Shareholders.........................................................................19
      4.6   No Violation.........................................................................19
      4.7   Subsidiaries.........................................................................20
      4.8   Financial Statements.................................................................20
      4.9   Changes Since the Current Balance Sheet Date.........................................20
      4.10  Liabilities of the Company...........................................................21
      4.11  Litigation...........................................................................21
      4.12  Environmental Matters................................................................21
      4.13  Real Estate..........................................................................24
      4.14  Good Title to and Condition of Assets................................................25
      4.15  Compliance with Laws.................................................................25

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

      4.16  Labor and Employment Matters.........................................................26
      4.17  Employee Benefit Plans...............................................................26
      4.18  Tax Matters..........................................................................29
      4.19  Insurance............................................................................29
      4.20  Receivables..........................................................................30
      4.21  Licenses, Permits and Approvals......................................................30
      4.22  Assumed Contracts; Affiliated Transactions...........................................30
      4.23  Intellectual Property................................................................30
      4.24  Contracts............................................................................30
      4.25  Accuracy of Information Furnished by the Company or AVS..............................31
      4.26  Product Warranties and Rebates.......................................................32
      4.27  No Commissions.......................................................................32

ARTICLE V CONDUCT OF BUSINESS PENDING THE CLOSING................................................33

      5.1   Conduct of Business by the Company Pending the Closing...............................33

ARTICLE VI ADDITIONAL AGREEMENTS.................................................................35

      6.1   Further Assurances...................................................................35
      6.2   Compliance with Covenants............................................................35
      6.3   Cooperation..........................................................................35
      6.4   HSR Act and Other Actions............................................................35
      6.5   Confidentiality; Publicity...........................................................36
      6.6   Access to Information................................................................36
      6.7   Notification of Certain Matters......................................................36
      6.8   Additional Covenants.................................................................37
      6.9   No Other Discussions.................................................................37
      6.10  Employment Matters...................................................................38
      6.11  Delivery of Property Received by the Company After Closing...........................39
      6.12  Kellstrom Appointed Attorney for the Company.........................................39
      6.13  Execution of Further Documents.......................................................40
      6.14  Post Closing Retention of Records....................................................40
      6.15  Payoff and Estoppel Letters..........................................................40
      6.16  Execution of Transaction Documents...................................................41
      6.17  Real Property Purchases/Leases.......................................................41
      6.18  Accounts Receivable..................................................................41
      6.19  Post Closing Matters.................................................................43
      6.20  Web Site Link; E-mail................................................................43
      6.21  Standstill...........................................................................43
      6.22  Audited Financial Statements.........................................................44
      6.23  License of Trademarks................................................................44
      6.24  Consigned Inventory Investments......................................................44

ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF KELLSTROM...........................................45

      7.1   Accuracy of Representations and Warranties and Compliance with Obligations...........45
      7.2   No Material Adverse Change or Destruction of Property................................45



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
      7.3   Corporate Certificate................................................................45
      7.4   Opinion of Counsel...................................................................46
      7.5   Consents.............................................................................46
      7.6   No Adverse Litigation................................................................46
      7.7   HSR Act Waiting Period...............................................................46
      7.8   Delivery of Purchased Assets.........................................................46
      7.9   Delivery of Payoff and Estoppel Letters..............................................46
      7.10  Execution and Delivery of Certain Transaction Documents..............................46
      7.11  Real Estate Transaction Documents....................................................46
      7.12  Inventory Purchase Agreement.........................................................47
      7.13  Purchase Price Allocation Certificate................................................47
      7.14  Kellstrom Financing..................................................................47
      7.15  Amendment to Kellstrom Credit Facility...............................................47
      7.17  SPC Senior Subordinated Note.........................................................47

ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND AVS................................47

      8.1   Accuracy of Representations and Warranties and Compliance with Obligations...........47
      8.2   Corporate Certificate................................................................48
      8.3   Purchase Price.......................................................................48
      8.4   No Adverse Litigation................................................................48
      8.5   HSR Act Waiting Period...............................................................48
      8.6   Execution and Delivery of Certain Transaction Documents..............................48
      8.7   Inventory Purchase Agreement.........................................................48
      8.8   Real Estate Transaction Documents....................................................48
      8.9   Consents.............................................................................48
      7.13  Purchase Price Allocation Certificate................................................49

ARTICLE IX INDEMNIFICATION.......................................................................49

      9.1   Agreement by the Company and AVS to Indemnify........................................49
      9.2   Agreement by Kellstrom to Indemnify..................................................50
      9.3   Survival of Representations and Warranties...........................................51
      9.4   Third Party Actions..................................................................52
      9.5   Remedies Cumulative..................................................................53

ARTICLE X TERMINATION............................................................................53

      10.1  Termination..........................................................................53
      10.2  Effect of Termination................................................................54

ARTICLE XI GENERAL PROVISIONS....................................................................55

      11.1  Notices..............................................................................55
      11.2  Entire Agreement.....................................................................56
      11.3  Expenses.............................................................................56

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
      11.4  Amendment; Waiver....................................................................56
      11.5  Binding Effect; Assignment...........................................................57
      11.6  Counterparts.........................................................................57
      11.7  Interpretation.......................................................................57
      11.8  Severability.........................................................................57
      11.9  Governing Law; Jurisdiction..........................................................58
      11.10 Arm's Length Negotiations............................................................58


                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is entered into as of September 20, 2000 among Kellstrom Industries, Inc., a Delaware corporation ("Kellstrom"), Aviation Sales Company, a Delaware corporation ("AVS"), and Aviation Sales Distribution Services Company, a Delaware corporation (the "Company").

                                    RECITALS

         The Company is engaged in the redistribution of aircraft engines, aircraft parts and aircraft engine parts through sale, lease and exchange transactions (the "Business"). Contemporaneous with the execution of this Agreement, KAV Inventory, LLC, a Delaware limited liability company owned jointly by Kellstrom and AVS ("KAV"), is entering into an inventory purchase agreement with the Company pursuant to which KAV will purchase the Company's inventory of aircraft engines, aircraft parts and aircraft engine parts. In connection therewith, Kellstrom desires to purchase, and the Company desires to sell, substantially all of the balance of the business, operations, properties and assets of the Company on the terms and subject to the conditions contained in this Agreement.

                               TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

                  "Accounts Payable" means payables of the Company, including, without limitation, all trade payables, notes payable and other payables of the Company, which are classified as accounts payable on the regularly prepared balance sheet of the Company.

                  "Adjusted Closing Date Balance Sheet" means the balance sheet reflecting the Purchased Assets (as hereinafter defined) and the Assumed Liabilities (as hereinafter defined) as of the Closing Date, which is created by taking the balance sheet of the Company as of the Closing Date prepared in accordance with GAAP consistent with past practice (other than the omission of footnotes thereto which are required to be included therein in accordance with GAAP) and adjusting such balance sheet using the same methodologies, policies and procedures as were used in the preparation of the Base Balance Sheet.

                  "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act (as hereinafter defined), as in effect on the date hereof.

                  "Affiliated Transactions" means any transaction between the Company and (a) any officer, director or Affiliate of the Company; (b) any officer or director of AVS or any Affiliate of AVS; (c) any Familial Affiliate (as hereinafter defined) of any person covered by subsection (a) or (b); or (d) any entity in which any person covered by subsections (a), (b) or (c) of this definition owns or has any beneficial interest.

                  "Assumed Payables" means the following Accounts Payable, Purchase Order Accruals and Repair Order Accruals of the Company which arise on or prior to, and remain unpaid as of, the Closing Date:

                           (a) any Accounts Payable, Purchase Order Accruals and Repair Order Accruals owed by the Company to each member of a Group if Receivables owed to the Company by any member of such Group are included in clauses
                                    (a), (b) or (c) of the definition of the term Purchased Receivables;

                           (b) any Accounts Payable owed by the Company to each member of a Group if (i) the Company is not owed any Receivables from any member of such Group, and (ii) such Accounts Payable appear on the Company's regularly prepared accounts payable aging report as of the Closing Date (which shall be prepared consistent with past practice); and

                           (c) any Accounts Payable designated as Assumed Payables in writing by Kellstrom and the Company on or prior to the Closing Date;

                  PROVIDED, HOWEVER, that the Assumed Payables shall in no event include (i) any Accounts Payable owed by the Company to any member of a Group where there is a debit balance in the aggregate Accounts Payable owed by the Company to the members of such



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

                  Group, when taken together, and (ii) any Accounts Payable owed by the Company to AVS or any Affiliate of AVS.

                  "AVS Accountants" means Arthur Andersen LLP.

                  "Base Balance Sheet" means the balance sheet reflecting the Purchased Assets and the Assumed Liabilities as of June 30, 2000 in the form attached hereto as EXHIBIT A.

                  "Business Day" means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in Miami, Florida.

                  "Code" means the Internal Revenue Code of 1986 as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

                  "Confidential Information" means any confidential, proprietary or non-public information included in the Purchased Assets, whether written or oral, tangible or intangible, including, without limitation, any trade secrets, know-how, computer programs in both source code and object code form and any rights relating thereto, information relating to any actual or proposed product, development, technology, technique, process or methodology and any improvement, advancement or modification thereto, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), any operational and management guidelines, any corporate policies, any cost, pricing or other financial data and projections, the identity and background of any customer, prospect or supplier and any other information which is to be treated as confidential because of any obligation owed by the Company to a third party.

                  "Consigned Inventory Investment" means amounts invested by the Company in inventory consigned to the Company by parties other than AVS or any of its Affiliates which are subject to consignment agreements which are assigned by the Company to, and which are assumed by, Kellstrom, a list of which is set forth on SCHEDULE 1.1(a).

                  "Consignment Agreement" means that certain Consignment Agreement between KAV and Kellstrom in the form of EXHIBIT B attached hereto.



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                  "Contract" means any agreement, contract, lease, note,
                  mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, lease agreement, exchange agreement, license agreement, instrument, purchase or sales order, commitment, undertaking or obligation, in each case, whether written or oral, express or implied.

                  "Cooperation Agreement" means that certain Cooperation Agreement between Kellstrom, AVS and the Company in the form of EXHIBIT C attached hereto.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

                  "Excluded Payables" means any Accounts Payable other than Assumed Payables.

                  "Excluded Receivables" means any Receivables of the Company other than Purchased Receivables.

                  "Familial Affiliate" with respect to any person means any person who is a member of the immediate family of such person or any entity in which any such person has any beneficial interest.

                  "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

                  "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Group" in the case of any Person means such Person and any Person known by either of the parties to be an Affiliate of such Person.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

                  "Identified Customer" means (a) any customer which has committed in writing to purchase specified inventory from the Company within ten (10) days after such inventory is made available for purchase by the Company, or (b) any customer which has committed in writing to purchase maintenance and repair services from the Company for which work will begin within ten
                  (10) days from the date of such commitment and will end within the thirty (30) day period thereafter.

                  "Indebtedness" means any indebtedness for borrowed money (including, but not limited to, accrued but unpaid interest), whether owed to a bank or any other Person, remaining payments on capitalized leases and remaining payments on covenants not to compete.

                  "Independent Accountants" means (a) Deloitte & Touche L.L.P. or (b) if Deloitte & Touche L.L.P. is unable or unwilling to serve or ceases to be an Independent Firm (as hereinafter defined), any other firm of independent certified public accountants of national reputation which has not performed services for Kellstrom or AVS or any of their respective Affiliates during the preceding three (3) year period (an "Independent Firm"), which is selected by Kellstrom and AVS (or if they cannot agree, by the Kellstrom Accountants and the AVS Accountants).

                  "Inventory Purchase Agreement" means that certain Inventory Purchase Agreement among KAV, the Company and AVS in the form of EXHIBIT D attached hereto.

                  "IRS" means the United States Internal Revenue Service or any successor agency, and to the extent relevant, the United States Department of the Treasury.

                  "KAV Senior Subordinated Note - A" means that certain Senior Subordinated Note - A issued by KAV in favor of the Company pursuant to the Inventory Purchase Agreement in the form of EXHIBIT E.

                  "KAV Senior Subordinated Note - B" means that certain Senior Subordinated Note - B issued by KAV in favor of the Company pursuant to the Inventory Purchase Agreement in the form of EXHIBIT F.

                  "KAV Subordinated Note" means that certain Subordinated Note issued by KAV in favor of the Company pursuant to the Inventory Purchase Agreement.

                  "Kellstrom Accountants" means KPMG LLP.

                  "Kellstrom Credit Facility" means that certain Amended and Restated Credit Agreement dated December 14, 1998, among Kellstrom, Bank of America, N.A. (as successor to NationsBank, N.A.), individually and as agent, and the other banks a party thereto, as amended.

                  "Knowledge" with respect to any Person means the knowledge of any officer of such Person who has responsibility for the day-to-day oversight of the area of operations covered by the Section of this Agreement in which the term "Knowledge" is used, in each case, after due and diligent inquiry.

                  "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, decree, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

                  "Material Adverse Change (or Effect)," with respect to any Person, means a change (or effect) in condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations or business of such Person which change (or effect), individually or in the aggregate, is materially adverse to such condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations or business.

                  "Miramar Facility" means the Company's headquarters located at 3701 Flamingo Road in Miramar, Florida.

                  "Miramar Sale - Leaseback Transaction" means the transaction involving (a) the sale of the Miramar Facility by AVS upon the terms set forth on the term sheet attached hereto as EXHIBIT G and such other terms and conditions as shall be reasonably acceptable to AVS, and (b) the lease of the Miramar Facility by Kellstrom upon the terms set forth in the term sheet attached hereto as EXHIBIT H and such other terms and conditions as shall be reasonably acceptable to Kellstrom.

                  "Miramar Sublease Agreement" means a sublease agreement between AVS and Kellstrom pursuant to which Kellstrom shall sublease the Miramar Facility from AVS on the following terms:
                  (a) a term of at least seven (7) years, (b) a rental rate equal to AVS' direct out-of-pocket expenses relating to the lease of the Miramar Facility, (c) the right of Kellstrom or AVS to terminate such sublease upon consummation of the Miramar Sale-Leaseback Transaction or another transaction in which the Miramar Facility is sold and leased to Kellstrom on terms acceptable to Kellstrom, (d) the consent of and a non-disturbance agreement from the owner of the Miramar Facility, and (e) containing such other terms as may be acceptable to Kellstrom.

                  "Non-Competition Agreement" means that certain Non-Competition Agreement among Kellstrom, KAV, the Company and AVS in the form of EXHIBIT I attached hereto.

                  "Ordinary Course of Business" with respect to any Person means actions taken by such Person consistent with the past practices of such Person in the ordinary course of the normal day-to-day business of such Person.

                  "Pearland Facility" means the Company's facility located at 3702 Knapp Road in Pearland, Texas.

                  "Pearland Real Estate Purchase Agreement" means that certain Purchase and Sale Agreement between the Company and Kellstrom with respect to the purchase of the Pearland Facility, in the form of EXHIBIT J attached hereto.

                  "Permitted Liens" means Liens arising by operation of law, including, without limitation, materialmen's, mechanic's, workmen's and repairmen's Liens, in each case, securing Assumed Liabilities.

                  "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

                  "Purchase Order Accruals" means accruals recorded by the Company on account of parts received and included in the inventory of the Company as reflected in the Company's general ledger account number 3140 and which appear on the regularly prepared balance sheet of the Company.

                  "Purchased Receivables" means the following Receivables of the Company which arose on or prior to, and remain uncollected as of, the Closing Date and which appear on the Company's regularly prepared accounts receivable aging report as of the Closing Date (which shall be prepared consistent with past practice):

                           (a) any Receivables owed to the Company by each member of a Group if all or any portion of such Receivables of such Group will constitute "Eligible Receivables" (as such term is defined in the Kellstrom Credit Facility);

                           (b) any Receivables owed to the Company by each member of a Group if there is a credit balance in the aggregate of the Receivables owed to the Company by the members of such Group, when taken together; and

                           (c) any Receivables designated as Purchased Receivables in writing by Kellstrom and the Company on or prior to the Closing Date;

                  PROVIDED, HOWEVER, that the Purchased Receivables shall not, in any event, include (i) any Receivables owed to the Company by any member of a Group if Accounts Payable from any member of such Group fall within the proviso contained in the definition of the term Assumed Payables and (ii) any Receivables owed to the Company by AVS or any Affiliate of AVS.

                  "Real Estate Transaction Documents" means the Pearland Real Estate Purchase Agreement, the Van Nuys Lease Assignment Agreement and the Miramar Sublease Agreement or the documents required to consummate the Miramar Sale-Leaseback Transaction, as applicable.

                  "Receivables" means receivables of the Company, including without limitation, those accounts receivable that are trade accounts receivable, notes receivable and receivables from manufacturers, insurance companies, service contract providers and any other vendors or suppliers of the Company, which are classified as accounts receivable on the Base Balance Sheet.

                  "Receivables Credit Amount" means the amount equal to (a) Two Million Dollars ($2,000,000) minus (b) fifty percent (50%) of the aggregate purchase price of services purchased by Kellstrom and its Affiliates from AVS and its Affiliates (other than with respect to inventory of KAV) during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (including, without limitation, amounts paid, invoiced or to be invoiced on account thereof), but in no event shall the Receivables Credit Amount be less than zero (0).

                  "Repair Order Accruals" means accruals recorded by the Company relating to repairs of inventory as reflected in the Company's general ledger account number 3160 and which appear on the regularly prepared balance sheet of the Company.

                  "SEC" means the United States Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

                  "Subsidiary of AVS" means any Person in which AVS or any Subsidiary of AVS (i) directly or indirectly owns (beneficially or of record) or has the power to vote fifty percent (50%) or more of the outstanding voting stock or other equity interests, or (ii) otherwise controls the management or operation.

                  "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to or required to be filed with or submitted to any Governmental Authority in connection with or with respect to the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirements relating to any Tax.

                  "Taxes" means all taxes, including, but not limited to, income, value added, excise, property, sales, franchise, intangible, withholding, gift, escheat, payroll, social security and unemployment taxes, levies, assessments, tariffs, duties (including customs duties), deficiencies or other fees, imposed, assessed or collected by or under the authority of any Governmental Authority, or payable pursuant to any tax sharing agreement or other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty (including customs duties), deficiency or other fee, and any related charge or amount, including, but not limited to, any fine, penalty, interest or additional tax.

                  "Threatened" means any demand or statement that has been made in writing or any notice that has been given in writing in connection with a claim, charge, proceeding, dispute, action or other matter.

                  "Transaction Documents" means the Transition Services Agreement, the Consignment Agreement, the Non-Competition Agreement, the Cooperation Agreement, the Inventory Purchase Agreement, the License Agreement, the Real Estate Transaction Documents and any other agreements, documents or instruments entered into by any of AVS, the Company, Kellstrom or KAV pursuant to or in connection herewith or therewith.

                  "Transition Services Agreement" means that certain Transition Services Agreement among AVS, the Company and Kellstrom in the form attached hereto as EXHIBIT K

                  "Van Nuys Facility" means the Company's facility located at 16380 Roscoe Boulevard, Suites 220 and 240 in Van Nuys, California.

                  "Van Nuys Lease Assignment Agreement" means that certain Assignment and Assumption Agreement entered into between the Company and Kellstrom with respect to the assignment and assumption of that certain Lease Agreement entered into between the Company and Massachusetts Mutual Life Insurance Company for the Van Nuys Facility in the form attached hereto as EXHIBIT L.

         1.2 OTHER DEFINITIONAL PROVISIONS.

                  (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                  (b) All terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall, except as expressly set forth herein, be determined in accordance with GAAP applied on a basis consistent with prior periods.

                  (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                  (e) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  (f) Whenever this Agreement provides for a payment to be made by any party, such payment shall be made by wire transfer of immediately available United States funds.

                  (g) When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

         2.1 PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, the Company agrees to and will at the Closing (as hereinafter defined) sell, convey, transfer, assign and deliver to Kellstrom, and Kellstrom shall purchase, the Purchased Assets (as hereinafter defined), free and clear of any Liens (other than Permitted Liens) for the consideration set forth in
SECTION 2.4 below. For purposes of this Agreement, "Purchased Assets" shall mean all of the Company's business, operations, properties and assets of every kind and description, tangible or intangible, wherever located as shall exist on the Closing Date (as hereinafter defined), whether or not appearing on the Base Balance Sheet (as hereinafter defined), in each case, other than Excluded Assets (as hereinafter defined). Without limiting the generality of the foregoing, the Purchased Assets shall include all of the following assets of the Company (in each case excluding Excluded Assets):

                  (a) tangible personal property, including, without limitation, all machinery, equipment, leasehold improvements, vehicles, supplies, furniture and fixtures (whether located at or on the Leased Premises (as defined below) or elsewhere);

                  (b) permits, licenses, certificates of authority, franchises, accreditations, registrations and other authorizations;

                  (c) cash, cash equivalents, marketable securities, documents, instruments, deposits, rights of offset under Contracts, security deposits, escrows, prepaid real estate and personal property taxes or other advance payments and work in process;

                  (d) all Purchased Receivables;

                  (e) leases and licenses covering real property, machinery, equipment, tools, inventory, furniture, fixtures and other tangible assets;

                  (f) subject to SECTION 2.3, rights in, to or under any agreements or Contracts made or entered into by the Company or by which it or its properties or assets are bound, whether written or oral, express or implied, including, without limitation, all consignment agreements or similar arrangements;

                  (g) choses in action, causes of action, claims and other rights of every kind and nature of the Company against any third party;

                  (h) operating data and records of the Company, including without limitation, all employee records and payroll data for the present and previous employees of, and independent contractors retained by, the Company, customer and client lists and records of past, present and prospective customers and clients, financial, accounting and credit records, training materials, operating manuals, human resource manuals and materials, marketing brochures and materials, sales materials, computer data, computer software, correspondence, budgets and other similar documents and records;

                  (i) patents, patent applications, trade secrets, technology, know-how, formulae, designs and drawings, computer software, copyrights, processes, operating rights, licenses and permits and other intellectual property and intangible property and rights of the Company, including without limitation, all accounting systems, inventory systems, bar coding systems and imaging systems (collectively, the "Intellectual Property");

                  (j) insurance proceeds arising in connection with damage to Purchased Assets occurring after the date hereof and prior to the Closing Date, to the extent not expended on the repair or restoration of the Purchased Assets;

                  (k) (i) telephone and facsimile numbers used by the Company, any employees of the Company employed in the Business; (ii) telephone and facsimile numbers reserved by the Company and AVS containing the same prefix numbers as any of the telephone and facsimile numbers covered by subsection (i) above; and (iii) the telephone number "1-800-AIR-PART";

                  (l) Inventory Locator System identifier codes, listings and positions and SITA codes and lines of AVS and the Company and any rights relating thereto; and

                  (m) the KAV Senior Subordinated Note - A.

         2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary set forth in SECTION 2.1, the Purchased Assets shall not include the following assets of the Company: (a) the Purchase Price (as defined below) and other rights of the Company under this Agreement; (b) the shares of capital stock of the Company which are owned and held by the Company as treasury shares; (c) the corporate minute books and stock records of the Company, (d) the Purchased Inventory (as such term is defined in the Inventory Purchase Agreement) being purchased by KAV under the Inventory Purchase Agreement; (e) the shares of capital stock of Aviation Sales Bearings Company, a Delaware corporation d/b/a Dixie Bearings ("Dixie Bearings"), owned by the Company; (f) any assets of Dixie Bearings; (g) any of the Company's trademarks, trademark applications, trade names, slogans, service marks, fictitious names or corporate names; (h) that certain Promissory Note dated December 2, 1994 in the original principal amount of $2,500,000 made by Aviation Properties in favor of ASC Acquisition Partners, L.P., predecessor in interest to the Company; (i) the Company's web site and domain names (which are more particularly described on SCHEDULE 2.2); (j) the KAV Senior Subordinated Note - B, the KAV Subordinated Note and the KAV Senior Subordinated Adjustment Note (as defined in the Inventory Purchase Agreement), if any, issued to the Company under the Inventory Purchase Agreement; (k) the Excluded Receivables; (l) the Consigned Inventory Investment; and (m) those assets expressly identified on SCHEDULE 2.2 hereto (collectively, the "Excluded Assets").

         2.3 ASSIGNMENT OF CONTRACTS AND RIGHTS. At Closing, the Company and AVS shall assign or cause to be assigned to Kellstrom (and/or Kellstrom's designee, at Kellstrom's discretion) those Contracts set forth on SCHEDULE 2.3 (the "Assumed Contracts"). Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall not constitute an assignment of any Contract, claim, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order, purchase commitment or other right or benefit if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Kellstrom thereunder following the Closing. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would adversely affect the rights of Kellstrom thereunder following the Closing so that Kellstrom would not in fact receive all such rights, the Company shall (i) cooperate with Kellstrom to the extent necessary to obtain for Kellstrom the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order, purchase commitment or other right or benefit, including enforcement for the benefit of Kellstrom of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise; PROVIDED, HOWEVER, Kellstrom shall reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company in connection with providing such cooperation to Kellstrom as required under this SECTION 2.3(i), (ii) use reasonable commercial efforts to secure the consents of the applicable third parties to the assignment of the foregoing rights and benefits, and (iii) assign to Kellstrom any such rights or benefits immediately upon receipt of the appropriate consents.

         2.4 PURCHASE PRICE. In full consideration for the performance by AVS and the Company of their obligations under this Agreement (including, without limitation, the covenants contained in SECTION 6.8 below) and the covenants contained in the Non-Competition Agreement and the transfer and delivery to Kellstrom of the Purchased Assets, Kellstrom agrees, subject to the terms, conditions and limitations set forth in this Agreement, to pay the cash consideration (the "Cash Purchase Price") set forth below, and to assume the Assumed Liabilities. The Purchase Price shall be the aggregate of the Cash Purchase Price plus the Assumed Liabilities. The Cash Purchase Price shall be an amount equal to the Adjusted Net Worth of the Business (as hereinafter defined) as of the Closing Date. For purposes hereof, the "Adjusted Net Worth of the Business" shall mean the net worth of the Business, as reflected on the Adjusted Closing Date Balance Sheet.

         2.5 PAYMENT OF ESTIMATED CASH PURCHASE PRICE. At least two days prior to the Closing Date, Kellstrom and the Company shall estimate by mutual agreement the amount of the Cash Purchase Price (the "Estimated Cash Purchase Price"). At the Closing, Kellstrom shall pay the Estimated Cash Purchase Price by wire transfer of immediately available funds.

         2.6 CASH PURCHASE PRICE ADJUSTMENT.

                  (a) Within ninety (90) days following the Closing Date, Kellstrom shall prepare and deliver to AVS and the Company a certificate verified as to accuracy by its Chief Financial Officer (the "Actual Cash Purchase Price Certificate") (a) attaching a copy of the Adjusted Closing Date Balance Sheet, and (b) setting forth the Adjusted Net Worth of the Business as of the Closing Date (the "Actual Cash Purchase Price"). Each of AVS and the Company shall cooperate fully with Kellstrom in the preparation of the Adjusted Closing Date Balance Sheet.

                  (b) Within sixty (60) days after the Actual Cash Purchase Price Certificate is delivered to AVS and the Company, AVS and the Company shall give written notice to Kellstrom setting forth in detail any objection to the Actual Cash Purchase Price reflected in the Actual Cash Purchase Price Certificate. If AVS and the Company shall fail to provide such notice to Kellstrom of its objection to the Actual Cash Purchase Price reflected in the Actual Cash Purchase Price Certificate, then the determination of the Actual Cash Purchase Price by Kellstrom as reflected in the Actual Cash Purchase Price Certificate shall be final and binding on the parties hereto.

                  (c) If within such sixty (60) day period following delivery of the Actual Cash Purchase Price Certificate, AVS and the Company shall give written notice of its objection to Kellstrom, Kellstrom, on the one hand, and AVS and the Company, on the other hand, shall use reasonable and good-faith efforts to resolve any such objection within the thirty (30) day period following the receipt of the notice of objection (the "Resolution Period"). If the parties shall reach agreement on the objections of AVS and the Company, then the Actual Cash Purchase Price as agreed to by the parties shall become the Actual Cash Purchase Price for purposes of this Agreement. If the parties are unable to reach agreement on the objections of AVS and the Company within the Resolution Period, then the matter shall be submitted as soon as practicable to the Independent Accountants for determination of the Actual Cash Purchase Price. To the extent that it is agreed by the parties that the Actual Cash Purchase Price exceeds the Estimated Cash Purchase Price, then Kellstrom shall pay to the Company the undisputed portion of the amount by which the Actual Cash Purchase Price exceeds the Estimated Cash Purchase Price. To the extent that it is agreed by the parties that the Estimated Cash Purchase Price exceeds the Actual Cash Purchase Price, then the Company shall pay to Kellstrom the undisputed portion of the amount by which the Estimated Cash Purchase Price exceeds the Actual Cash Purchase Price. If the parties shall submit the determination of the Actual Cash Purchase Price to the Independent Accountants, then the determination of the Independent Accountants shall be final and binding on the parties and such amount shall become the Actual Cash Purchase Price for purposes of the remainder of this Agreement. The parties (and their professional advisors) shall cooperate with one another in furtherance of determining the Actual Cash Purchase Price, and the parties shall make reasonably available their books and records (including, without limitation, any technically available relevant computerized reports) and personnel, in furtherance of making such determination. In connection with the resolution of any dispute, each party shall pay its own fees and expenses, including, without limitation, legal, accounting and consultant fees and expenses. The cost and expense of the Independent Accountants shall be shared equally between Kellstrom, on the one hand, and AVS and the Company on the other hand.

                  (d) If the Estimated Cash Purchase Price is greater than the Actual Cash Purchase Price, then the Company shall repay to Kellstrom within five (5) Business Days following receipt of the Actual Cash Purchase Price Certificate or, if disputed, within five (5) Business Days following the earlier of the date on which the parties resolve the dispute or the date of determination of the Actual Cash Purchase Price by the Independent Accountants, the difference between the Estimated Cash Purchase Price and the Actual Cash Purchase Price (net of any portion of such amounts previously paid). If the Company shall fail to pay such amount when due, then Kellstrom shall have the right (but not the obligation), in addition to any other remedies which it may have, to deem such amount to be Kellstrom Indemnifiable Damages in accordance with ARTICLE IX (PROVIDED, HOWEVER, that neither the Kellstrom Indemnification Threshold nor the Kellstrom Indemnification Cap shall be applicable to such amount). If the Actual Cash Purchase Price is greater than the Estimated Cash Purchase Price, then Kellstrom shall pay to the Company within five (5) Business Days following receipt of the Actual Cash Purchase Price Certificate or, if disputed, within five (5) Business Days following the earlier of the date on which the parties resolve the dispute or the date of determination of the Actual Cash Purchase Price by the Independent Accountants, the difference between the Actual Cash Purchase Price and the Estimated Cash Purchase Price (net of any portion of such amounts previously paid). If Kellstrom shall fail to pay such amount when due, the Company shall have the right (but not the obligation), in addition to any other remedies which it may have, to deem such amount to be Company Indemnifiable Damages in accordance with ARTICLE IX (PROVIDED, HOWEVER, that neither the Company Indemnifiable Threshold nor the Company Indemnification Cap shall be applicable to such amount).

         2.7 PURCHASE PRICE ALLOCATION AND TAX RETURNS. The purchase price as determined for tax purposes only (which includes the amount of cash and other property paid to the Company plus liabilities assumed pursuant to this Agreement) shall be allocated among the Purchased Assets of the Company and the covenants set forth in SECTION 6.8 below and in the Non-Competition Agreement by mutual agreement of the parties and shall be reflected in a certificate signed by the parties on the Closing Date (the "Purchase Price Allocation Certificate") (which allocation shall be subject to adjustment by the parties upon the determination of the Actual Cash Purchase Price which is made pursuant to SECTION 2.6). The parties agree that all Tax Returns, including, without limitation, IRS Form 8594, shall be consistent with the allocation set forth on the Purchase Price Allocation Certificate (as adjusted) and none of Kellstrom, AVS and the Company shall take any position which is inconsistent therewith.

         2.8 ASSUMED LIABILITIES. Kellstrom shall at the Closing assume and agree to pay, discharge and perform when lawfully required (a) all of the obligations, duties and liabilities of the Company which are Assumed Payables;
(b) all Assumed Contracts (other than any obligations thereunder which relate to breach of contract, breach of warranty, tort, infringement or violation of law, or which arise out of any action, suit, claim, charge, governmental investigation or arbitration proceeding relating to facts and circumstances arising on or prior to the Closing Date); (c) all accrued but unpaid vacation and sick time of the Company's employees as of the Closing Date; (d) any liabilities other than those set forth in (a), (b) and (c) above that are expressly set forth on the Adjusted Closing Date Balance Sheet; and (e) all other liabilities expressly set forth on SCHEDULE 2.8 (collectively the "Assumed Liabilities"); PROVIDED, HOWEVER, that any obligations, duties or liabilities set forth in subsections (b) through (h), inclusive, of SECTION 2.9 shall not constitute Assumed Liabilities hereunder whether or not such obligations, duties or liabilities fall within this SECTION 2.8.

         2.9 EXCLUDED LIABILITIES. The parties expressly agree that Kellstrom shall not assume, agree to pay or otherwise become liable for any obligation or liability of the Company or other Person other than the Assumed Liabilities (with any liabilities or obligations other than the Assumed Liabilities being referred to herein as the "Excluded Liabilities"). The Excluded Liabilities shall include, without limitation, the following:

                  (a) any liability or obligation of AVS or the Company against which Kellstrom is indemnified pursuant to ARTICLE IX of this Agreement;

                  (b) any liability or obligation of AVS or the Company arising under this Agreement;

                  (c) any liability or obligation of AVS, the Company or any other Affiliate of AVS relating to Taxes, including any interest or penalties thereon;

                  (d) any liability or obligation of the Company to AVS or any of its Affiliates, whether by contract, tort, pursuant to law or otherwise ("Affiliate Obligations");

                  (e) any liability or obligation of the AVS Group (as hereinafter defined) with respect to or arising out of any Employee Benefit Plan (as defined below) or any other plans or arrangements for the benefit of any current or former employees, officers or directors of the AVS Group, which are maintained by AVS, the Company, any Affiliate of AVS or the Company or any third party and any employment agreements or other arrangements for the benefit of any employee of the AVS Group or any payment required to be made thereunder, except to the extent that such liability is within a line item expressly designated as being assumed by Kellstrom on the Base Balance Sheet and in an amount expressly included therefore in the Adjusted Closing Date Balance Sheet;

                  (f) any liability or obligation of the Company with respect to the Excluded Assets;

                  (g) any Excluded Payables; and

                  (h) any liability or obligation with respect to the matters identified on SCHEDULE 2.9 hereto.

         2.10 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Purchased Assets (the "Closing") shall take place as promptly as practicable (and in any event within seven (7) Business Days) after satisfaction or waiver of the conditions set forth in ARTICLES VII and VIII, at the offices of Akerman, Senterfitt & Eidson, P.A., Ft. Lauderdale, Florida, or such other time and place as the parties may otherwise agree (the "Closing Date").

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF KELLSTROM

         As a material inducement to the Company and AVS to enter into this Agreement and to consummate the transactions contemplated hereby, Kellstrom makes the following representations and warranties to the Company and AVS:

         3.1 CORPORATE STATUS. Kellstrom is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease its properties and to carry on its business as now being conducted.

         3.2 CORPORATE POWER AND AUTHORITY. Kellstrom has the corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Kellstrom has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

         3.3 ENFORCEABILITY. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by Kellstrom and constitute legal, valid and binding obligations of Kellstrom, enforceable against Kellstrom in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         3.4 NO VIOLATION. Except as set forth in SCHEDULE 3.4, none of the execution or delivery of this Agreement by Kellstrom and each of the Transaction Documents to which Kellstrom is a party, the performance by Kellstrom of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby will (i) contravene any provision of the Restated Certificate of Incorporation or By-Laws of Kellstrom, each as amended to date, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Kellstrom, except to the extent that such violation or conflict would not have a Material Adverse Effect on Kellstrom, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Kellstrom, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Kellstrom or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any SEC and other filings required to be made by Kellstrom and any filings required to be made by the parties under the HSR Act, if any.

         3.5 NO COMMISSIONS. Kellstrom has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby, other than fees which will be paid by, and are the sole obligation of, Kellstrom.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF

                               THE COMPANY AND AVS

         As a material inducement to Kellstrom to enter into this Agreement and to consummate the transactions contemplated hereby and to invest in KAV, the Company and AVS, jointly and severally, make the following representations and warranties to Kellstrom:

         4.1 CORPORATE STATUS. Each of the Company and AVS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. Each of the Company and AVS is legally qualified to transact business as a foreign corporation, and is in good standing as such, in those jurisdictions set forth on SCHEDULE 4.1. There is no pending or Threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company or AVS.

         4.2 POWER AND AUTHORITY. Each of the Company and AVS has the corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which the Company and/or AVS is a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of the Company and AVS has taken all corporate action necessary to authorize the execution and delivery of this Agreement and each of the Transaction Documents to which the Company and/or AVS is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

         4.3 ENFORCEABILITY. This Agreement and each of the Transaction Documents to which the Company and/or AVS is a party have been duly executed and delivered by each of the Company and AVS, and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         4.4 CORPORATE INFORMATION. SCHEDULE 4.4 contains a list of (a) any name (including, without limitation, any assumed or fictitious name) used by the Company since the date of its organization, (b) any merger or business acquisition undertaken by the Company since the date of its organization, (c) any principal place of business or chief executive office maintained by the Company since the date of its organization, (d) all other offices and places of business maintained by the Company since the date of its organization, and (e) all other locations where the equipment, inventory, chattel paper and books and records of the Company and all Consigned Inventory (as hereinafter defined) are located.

         4.5 SHAREHOLDERS. AVS owns beneficially and of record all of the issued and outstanding shares of capital stock of the Company, free and clear of any Liens, claims or restrictions of any kind except as set forth on SCHEDULE 4.5 hereto.

         4.6 NO VIOLATION. Except as set forth on SCHEDULE 4.6, none of the execution or delivery of this Agreement by the Company or AVS and each of the Transaction Documents to which the Company and/or AVS is a party, the performance by the Company or AVS of their respective obligations hereunder and thereunder or the consummation by the Company or AVS of the transactions contemplated hereby or thereby will (i) contravene any provision of the Certificate of Incorporation or Bylaws (or other organizational documents), as amended to date, of the Company or AVS, (ii) violate or conflict with any Legal Requirement or any decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or AVS, except to the extent such violation or conflict would not have a Material Adverse Effect on the Company, the Business or the Purchased Assets, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Assumed Contract, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of either the Company or AVS, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any SEC filings required to be made by the parties and any filings required to be made by the parties under the HSR Act, if any.

         4.7 SUBSIDIARIES. Except as set forth on SCHEDULE 4.7, the Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any corporation, partnership, joint venture or other business entity.

         4.8 FINANCIAL STATEMENTS. The Company and AVS have delivered to Kellstrom (i) the unaudited balance sheets of the Company at December 31, 1998 and 1999 and the related unaudited statements of income of the Company for the fiscal years ended December 31, 1998 and 1999 (the "Annual Financial Statements"), (ii) the unaudited balance sheet of the Company at June 30, 2000 and the related unaudited statement of income for the six months ended June 30, 2000 (the "Interim Financial Statements", and together with the Annual Financial Statements, the "Financial Statements" (copies of which are attached to SCHEDULE
4.8 hereto)) and (iii) the Base Balance Sheet. The balance sheet of the Company dated as of June 30, 2000 included in the Interim Financial Statements is referred to herein as the "Current Balance Sheet." The Financial Statements fairly present the financial position of the Company at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated (other than the omission of footnotes thereto which are required to be included therein in accordance with GAAP).

         4.9 CHANGES SINCE THE CURRENT BALANCE SHEET DATE. Since the date of the Current Balance Sheet, the Company has operated in the Ordinary Course of Business, there has not been a Material Adverse Change in the Company or the Business and, except as set forth on SCHEDULE 4.9, the Company has not (i) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees other than in the Ordinary Course of Business; (ii) sold, leased or transferred any of its properties or assets other than (x) the sale of inventory in the Ordinary Course of Business and (y) the sale of assets other than inventory in an aggregate amount not exceeding Two Hundred Fifty Thousand Dollars ($250,000); (iii) made or obligated itself to make capital expenditures in excess of One Hundred Thousand Dollars ($100,000) in the aggregate not shown on the Current Balance Sheet; (iv) incurred any obligations or liabilities (including any Indebtedness) or entered into any transaction or series of transactions outside the Ordinary Course of Business involving in excess of One Hundred Thousand Dollars ($100,000) in the aggregate; (v) suffered any theft, damage, destruction, casualty loss or extraordinary loss, whether or not covered by insurance and whether or not a timely claim was filed with respect thereto, in excess of Fifty Thousand Dollars

($50,000) in the aggregate; (vi) waived, canceled, compromised or released any rights having a value in excess of Fifty Thousand Dollars ($50,000) in the aggregate other than in the Ordinary Course of Business; (vii) made or adopted any change in its accounting practice or policies; (viii) made any adjustment to its books or records other than in the Ordinary Course of Business; (ix) entered into any transaction with any Affiliate other than in the Ordinary Course of Business; (x) entered into any employment or consulting agreement; (xi) imposed any security interest or other Lien on any of the Purchased Assets; (xii) made or pledged any charitable contributions in excess of Ten Thousand Dollars ($10,000) in the aggregate; (xiii) entered into any other transaction or, to the Knowledge of the Company or AVS, been subject to any event which has or may have a Material Adverse Effect on the Company, the Business or the Purchased Assets; or (xiv) agreed to do or authorized any of the foregoing.

         4.10 LIABILITIES OF THE COMPANY. The Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected on the Current Balance Sheet and not heretofore paid or discharged, (b) liabilities incurred in the Ordinary Course of Business since June 30, 2000 (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, charge, governmental investigation or arbitration proceeding), and (c) liabilities which have arisen after June 30, 2000 outside the Ordinary Course of Business which are expressly set forth on SCHEDULE 4.10.

         4.11 LITIGATION. Except as disclosed on SCHEDULE 4.11 hereto, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending or Threatened by or against the Company or any of the Company's properties or assets or the Business or which relates to or questions the validity or enforceability of this Agreement and the Transaction Documents or the transactions contemplated hereby and thereby. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Company is or was a party which have not been complied with in full by the Company or which continue to impose any material obligations on the Company or which may have a Material Adverse Effect on the Company, the Business or the Purchased Assets.

         4.12 ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 4.12:

                  (a) The Company (as defined in clause (g) below) is and has at all times been in compliance with all Environmental Laws (as defined in clause
(g) below) governing its business, operations, properties and assets, including, without limitation: (i) all requirements relating to the Discharge (as defined in clause (g) below) and Handling (as defined in clause (g) below) of Hazardous Substances (as defined in clause (g) below); (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining Licenses (as defined in clause (g) below) for the ownership of its properties and assets and the operation of its business as presently conducted, including Licenses relating to the Handling and Discharge of Hazardous Substances; and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

                  (b) There are no non-compliance orders, warning letters, notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceedings pending or Threatened against or involving the Company, or its business, operations, properties, or assets, issued by any Governmental Authority or third party with respect to any Environmental Laws or Licenses issued to the Company thereunder in connection with, related to or arising out of the ownership by the Company of its properties or assets or the operations of its business, which have not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would not impose any continuing obligation on Kellstrom or the Company.

                  (c) The Company has not Handled or Discharged, nor has it allowed or arranged for any third party to Handle or Discharge, Hazardous Substances to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Substances; (ii) any real property currently or previously owned or operated by the Company; or (iii) any site which, pursuant to any Environmental Laws, (x) to the Knowledge of the Company, any location that has been placed on the National Priorities List or its state equivalent, or
(y) the United States Environmental Protection Agency or the relevant state agency or other Governmental Authority has notified the Company that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state equivalent. There has not occurred, nor is there presently occurring, a Discharge or Threatened Discharge, of any Hazardous Substance on, into or beneath the surface of, or adjacent to, any real property currently or previously owned or operated by the Company in an amount requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws.

                  (d) SCHEDULE 4.12 identifies the operations and activities, and locations thereof, which have been conducted or are being conducted by the Company (not including any Affiliates of the Company) on any real property currently or previously owned or operated by the Company (not including any Affiliates of the Company) which have involved the Handling or Discharge of Hazardous Substances.

                  (e) Except set forth on SCHEDULE 4.12, the Company does not use, nor has it used, any Aboveground Storage Tanks (as defined in clause (g) below) or Underground Storage Tanks (as defined in clause (g) below), and there are not now nor have there ever been any Underground Storage Tanks beneath any real property currently or previously owned or operated by the Company that are required to be registered under applicable Environmental Laws.

                  (f) SCHEDULE 4.12 identifies (i) all environmental audits, assessments or occupational health studies undertaken by the Company or its agents or, to the Knowledge of the Company, undertaken by any Governmental Authority, or any third party, relating to or affecting the Company (not including any Affiliates of the Company) or any real property currently or previously owned or operated by the Company (not including any Affiliates of the Company); (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by the Company or its agents or, to the Knowledge of the Company, undertaken by any Governmental Authority or any third party, relating to or affecting the Company (not including any Affiliates of the Company) or any real property currently or previously owned or operated by the Company (not including any Affiliates of the Company) which indicate the presence of Hazardous Substances at levels requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws;
(iii) all material written communications between the Company and any Governmental Authority arising under or related to Environmental Laws; and (iv) all outstanding citations issued under OSHA (as defined in clause (g) below), or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting either the Company (not including any Affiliates of the Company) or any real property currently or previously owned or operated by the Company (not including any Affiliates of the Company).

                  (g) For purposes of this Agreement (except as otherwise set forth below), the following terms shall have the meanings ascribed to them below:

                  "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA (as defined in clause (g) below), or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks.

                  "Company" means the Company and each of its Subsidiaries for purposes of this SECTION 4.12.

                  "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing or emitting, as any of such terms may further be defined in any Environmental Law, into any medium including, without limitation, ground water, surface water, soil or air.

                  "Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company conducts business, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. 9601, et seq. (collectively "CERCLA"); the
         Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984,

         42 U.S.C. ss.6901, et seq. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. ss.1311, et seq.; the Clean Air Act, as amended (42 U.S.C. ss.7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. ss.2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. ss.136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. ss.11001, et seq. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ss.651, et seq. ("OSHA").

                  "Handle" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law, of any Hazardous Substances or Waste.

                  "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, including without limitation, chemicals, compounds, by-products, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Laws.

                  "Licenses" means all licenses, certificates, permits, approvals and registrations.

                  "Subsidiary" of any Person means any corporation or other entity in which the Person directly or indirectly owns any outstanding voting stock or equity interests.

                  "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Underground Storage Tanks.

         4.13 REAL ESTATE.

                  (a) All real property and all interests in real property owned by the Company are set forth in SCHEDULE 4.13.

                  (b) SCHEDULE 4.13 sets forth a list of all leases, licenses or similar agreements of or relating to real property (collectively, "Leases") to which the Company is a party (copies of which have previously been furnished to Kellstrom), in each case setting forth the lessor and lessee thereof and the date and term of each of the Leases, and the street address of each property covered thereby (the "Leased Premises"). The Leases are in full force and effect and have not been amended. Except as set forth in SCHEDULE 4.13, (i) the Company is not in default or breach under any Lease; (ii) the portions of the buildings located on the Leased Premises that are used in the business of the

Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's current business activities as conducted thereat; (iii) each of the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the Company's business as presently conducted at such parcel and (b) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such parcel; and (iv) the Company has not received written notice of (a) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and, to the Knowledge of the Company and AVS, no such proceeding is contemplated by any Governmental Authority or (b) any special assessment which to the Knowledge of the Company may affect any of the Leased Premises for which the Company may be responsible, and no such special assessment is, to the Knowledge of the Company and AVS, contemplated by any Governmental Authority.

         4.14 GOOD TITLE TO AND CONDITION OF ASSETS.

                  (a) Except as set forth on SCHEDULE 4.14(a), the Company has good and marketable title to all of the Purchased Assets. The Company will as of the Closing Date own the Purchased Assets free and clear of any Liens (other than Permitted Liens), with full power to sell, transfer and assign the same to Kellstrom free and clear of any Liens. The tangible Purchased Assets taken as a whole are in good operating condition, normal wear and tear excepted.

                  (b) SCHEDULE 4.14(b) contains a list as of the date of this Agreement of all agreements pursuant to which inventory owned by third parties is held by the Company on a consignment basis (the "Consigned Inventory"), setting forth for each such agreement, a description of the Consigned Inventory and the name, address and telephone number of the owner thereof. The Company is in possession of all Consigned Inventory. All Consigned Inventory is located at the Company's facilities, other than that Consigned Inventory designated on
SCHEDULE 4.14(c) that is located at the repair facilities set forth on such Schedule.

                  (c) SCHEDULE 4.14(d) lists the vehicles owned, leased or used by the Company, setting forth the make, model, vehicle identification number, and year of manufacture, and for each vehicle, whether it is owned or leased, and if owned, the name of any lienholder and the amount of the lien, and if leased, the name of the lessor and the general terms of the lease.

         4.15 COMPLIANCE WITH LAWS.

                  (a) The Company is and has been in compliance with all laws, regulations and orders applicable to it, its properties and assets (in each case, owned or used by it now or in the past), and its business and operations (as conducted by it now and in the past). The Company has not been cited, fined or otherwise notified in writing of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or Threatened.

                  (b) To the Knowledge of the Company and AVS, neither the Company nor any of its employees or agents has made any payment of funds in connection with the business of the Company which is prohibited by law, and no funds have been set aside to be used in connection with the business of the Company for any payment prohibited by law.

                  (c) The Company is not subject to any contract or decree, or any injunction specifically applicable to it and not generally to similarly situated companies, which restricts the continued operation of the Company or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

         4.16 LABOR AND EMPLOYMENT MATTERS. All Persons who are employees of AVS and its Affiliates that are employed in connection with the Business are employees of the Company. SCHEDULE 4.16 sets forth the name, address, social security number and current rate of compensation of each of the employees of the Company as of the date of this Agreement. Neither AVS nor the Company is a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there have been no Threatened efforts by any labor union to organize any employees of the Company into one or more collective bargaining units. There is no pending or Threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or that may interfere with its continued operations. AVS and the Company have complied with applicable laws relating to employment, civil rights and equal employment opportunities.

         4.17 EMPLOYEE BENEFIT PLANS.

                  (a) EMPLOYEE BENEFIT PLANS. SCHEDULE 4.17 contains a true and complete list of each employee benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employee welfare benefits plan as defined in Section 3(1) of ERISA, and each deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by the Company, AVS, any Affiliate of AVS or by any trade or business, whether or not incorporated, that together with the Company, AVS or any Affiliate of AVS would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Company ERISA Affiliate")(the Company, AVS, any Affiliate of AVS and any Company ERISA Affiliate are collectively referred to as the "AVS Group"), for the benefit of any employee, terminated employee, leased employee or former leased employee, director, officer, shareholder or independent contractor of the AVS Group (the "Employee Benefit Plans"). SCHEDULE 4.17 identifies each plan that is an "employee benefit plan," within the meaning of Section 3(3) of ERISA. The AVS Group has no liability with respect to any plan, arrangement or practice of the type described in this SECTION 4.17 other than the Employee Benefit Plans set forth on SCHEDULE 4.17.

                  (b) COMPLIANCE WITH LAW. With respect to each Employee Benefit Plan, (i) each has been administered in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code, except to the extent that there would be no Material Adverse Effect on the Company, the Business or the Purchased Assets; (ii) no actions, suits, claims or disputes are pending or Threatened, except for claims for benefits in the normal course of the Plan; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (v) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code that would subject the Company or AVS to any liability.

                  (c) QUALIFIED PLANS. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to Kellstrom, that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor has revocation been Threatened nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs, except for plan changes required by the Small Business Job Protection Act of 1996 and the Tax Reform Act of 1997; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the thirty (30) day notice requirement has been waived; (v) as of the Closing Date, the present value of all liabilities that would be "benefit liabilities" under Section 4001(a)(16) of ERISA if benefits described in Code Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) all contributions to, and payments from and with respect to such plans, which may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; and (vii) all such contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including, without limitation, PBGC (as defined below) and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet.

                  (d) MULTIEMPLOYER PLANS. None of the Employee Benefit Plans is a multiemployer plan, as described in Section 4001(a)(3) of ERISA.

                  (e) WELFARE PLANS. (i) The AVS Group is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("Welfare Plan") to provide medical or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment, except as required by applicable law; (ii) the AVS Group has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder and Part 6 of Title I of ERISA ("COBRA") and has complied with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; (iii) AVS and the Company will be responsible for the continued compliance of COBRA and HIPAA with respect to any Employee Benefit Plan and all current, future and former employees of the AVS Group covered thereby; and (iv) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. Except as set forth on SCHEDULE 4.17, the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual under any Employee Benefit Plan.

                  (f) CONTROLLED GROUP LIABILITY. Neither the AVS Group nor any entity that would be aggregated with it under Code Section 414(b), (c), (m) or
(o), (i) has ever terminated or withdrawn from any employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due;
(iv) is subject to (or expected to be subject to) an excise tax under Code
Section 4971; (v) has engaged in any transaction which would give rise to liability under

Section 4069 or Section 4212(c) of ERISA; or (vi) has violated Code Section 4980B or Section 601 through 608 of ERISA.

                  (g) OTHER LIABILITIES. (i) None of the Employee Benefit Plans obligates the Company or AVS to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" of the Company (as such term is defined in Section 280G of the Code); (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company or AVS as of the Closing Date; and (iii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of the Company or AVS.

                  (h) Nothing expressed or implied in this Agreement shall obligate Kellstrom to continue to employ any of the Company's employees following the Closing or interfere with the right of Kellstrom to modify the position or terms of employment of any employee that is employed by Kellstrom following the Closing.

                  (i) There are no leased employees or independent contractors within the meaning of Section 414(n) of the Code who perform services for AVS or the Company.

                  (j) Kellstrom will not suffer any loss, cost or liability as a result of any claim that the AVS Group or any entity that would be aggregated with the AVS Group under Code Section 414(b), (c), (m) or (o), has not complied with the provisions of this SECTION 4.17 with respect to each Employee Benefit Plan maintained by any such entity.

         4.18 TAX MATTERS. All Tax Returns required to be filed on or prior to the date hereof with respect to the Company or any of its income, properties, franchises or operations, have been timely filed where required to be filed (including applicable extension periods), each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate. All Taxes due and payable by or with respect to the Company have been fully and timely paid or are accrued on the Current Balance Sheet and adequate reserves or accruals for Taxes have been provided in its books and records with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and payable. Except as set forth on SCHEDULE 4.18: (i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against the Company; (ii) the Company has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iii) the Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (iv) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or Threatened against or with respect to the Company regarding Taxes; (v) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company; (vi) the Company is not a party to or bound by any tax allocation or tax sharing agreement and does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (vii) there are no Taxes due or owing or which may become due or owing by the Company for or on account of any period for which Tax Returns have been filed, except as reflected on the Current Balance Sheet;
(viii) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Taxes assessed by such jurisdiction; and (ix) the Company has withheld and paid to the appropriate Governmental Authorities all Taxes required to be withheld and paid in connection with payments made to other parties on a timely basis and in accordance with all applicable laws.

         4.19 INSURANCE. The Company is covered by valid, outstanding and enforceable policies of insurance issued to it by reputable insurers covering its properties, assets and businesses against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. Through the Closing Date, each of the Insurance Policies will be in full force and effect. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. The Company has complied with the provisions of such Insurance Policies, except where such failure does not have a Material Adverse Effect on the Company, the Business or the Purchased Assets. SCHEDULE 4.19 contains (i) a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to Kellstrom) and (ii) a description of each pending claim under any of the Insurance Policies for an amount in excess of $10,000 that relates to loss or damage to the properties, assets or businesses of any Company. The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

         4.20 RECEIVABLES. All of the Purchased Receivables are valid and legally binding, represent bona fide transactions and arose in the Ordinary Course of Business of the Company.

         4.21 LICENSES, PERMITS AND APPROVALS. The Company possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its businesses and operations except to the extent that it would not have a Material Adverse Effect on the Company, the Business or the Purchased Assets, and SCHEDULE 4.21 contains a true and complete list of all such Permits. All such Permits are valid and in full force and effect, and the Company is in full compliance with the respective requirements thereof, and no proceeding is pending or Threatened to revoke or amend any of them. Except as set forth on SCHEDULE 4.21, none of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.22 ASSUMED CONTRACTS; AFFILIATED TRANSACTIONS. No Person who is a party to an Assumed Contract has Threatened to terminate, amend or modify any such Assumed Contract. SCHEDULE 4.22 sets forth a list of all Affiliated Transactions (other than in the Ordinary Course of Business) which have taken place or on account of which payment has been made since June 30,

1999, in each case setting forth the parties thereto, the date thereof and the principal terms of such transaction (including, without limitation, any amounts paid or payable on account thereof).

         4.23 INTELLECTUAL PROPERTY. SCHEDULE 4.23 contains a list of all Intellectual Property (including licenses for the use of computer software programs) used by the Company in the conduct of its business. Except as set forth on SCHEDULE 4.23, the Company has the exclusive unencumbered right, title and interest in and to all Intellectual Property. The conduct of the business of the Company as presently conducted, and the current use and exploitation of the Company's Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and to the Knowledge of the Company and AVS, no Person is infringing on the Intellectual Property. Except for payments made in the Ordinary Course of Business or as set forth on SCHEDULE 4.23, no payments are required for the continued use of the Company's current Intellectual Property. None of the Company's current Intellectual Property is the subject of any pending or Threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

         4.24 CONTRACTS. SCHEDULE 4.24 sets forth a list of each Contract (including any amendments and modifications thereto) to which the Company is a party or by which the Purchased Assets are bound and which is material to the Company, the Business or the Purchased Assets (the "Material Contracts"). True, correct and complete copies of each written Material Contract have been made available to Kellstrom. Each Material Contract constitutes a legal, valid and binding obligation of the parties thereto, and (i) the Company is not in violation of any of the terms or conditions of any Material Contract, (ii) to the Knowledge of the Company and AVS, all of the covenants to be performed by any other party thereto have been performed, and (iii) to the Knowledge of the Company and AVS, there are no claims for breach or indemnification or notice of default or termination under any Material Contract. To the Knowledge of the Company and AVS, no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a breach or a default by the Company under any Material Contract, and to the Knowledge of the Company and AVS, no such event has occurred which constitutes or would constitute a default by any other party. Except as set forth on SCHEDULE 4.24, no Material Contract requires consent to the assignment to and assumption by Kellstrom and any such assignment and assumption will not result in any penalty, premium or variation of the rights, remedies, benefits or obligations of any party thereunder. SCHEDULE 4.24 accurately identifies all parties to the Material Contracts, and where applicable, specifies the relationship of each such party to the Company, AVS and their Affiliates. As used in this SECTION 4.24, Material Contracts shall include, without limitation: (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person(s), or letters of intent or commitment letters with respect to same; (b) contracts obligating the Company to provide or purchase products or services calling for payment to or by the Company exceeding Ten Thousand Dollars ($10,000) or not cancelable without cost or penalty on notice of thirty (30) days or less; (c) leases of real property and leases of personal property not cancelable without penalty on notice of sixty (60) days or less or calling for payment of an annual gross rental exceeding Ten Thousand Dollars ($10,000); (d) distribution, consignment, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same calling for payment to or by the Company exceeding Five Thousand Dollars ($5,000) or not cancelable without cost or penalty on notice of thirty (30) days or less; (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements and any other agreements relating to any employee, officer or director of the Company; (f) any Contract relating to pending capital expenditures by the Company; (g) any non-competition agreements restricting the Company in any manner; and (h) other Contracts or understandings, irrespective of subject matter not otherwise disclosed on the Schedules, calling for payments by the Company exceeding Fifty Thousand Dollars ($50,000) or not cancelable without cost or penalty on notice of thirty (30) days or less.

         4.25 ACCURACY OF INFORMATION FURNISHED BY THE COMPANY OR AVS. No written representation made or written information included in this Agreement, including without limitation, those contained in the various Schedules and Exhibits attached hereto, contains any untrue statement of a material fact or omits any material fact necessary to make the information contained herein and therein not misleading. Neither the Company nor AVS has omitted to disclose any material fact or information about the Company or the Business that has or could have a Material Adverse Effect on the Business. Each of the representations and warranties of the Company and AVS contained in the Inventory Purchase Agreement are true, correct and complete and are incorporated in their entirety herein by reference. The Company and AVS acknowledge that such representations and warranties which are incorporated herein by reference are a material inducement to Kellstrom entering into this Agreement.

         4.26 PRODUCT WARRANTIES AND REBATES. Except as set forth on SCHEDULE 4.26, no product sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the guaranty, warranty or other indemnity provided by the manufacturer or repair vendor thereof. SCHEDULE 4.26 contains a true and complete list and description of any and all customer rebates, discounts or reimbursement programs or special terms or conditions (including, without limitation, products supplied to customers on a demonstration basis) which have been or will be offered by the Company in connection with the Business at any time prior to the Closing and pursuant to which any obligations and liabilities of the Company, of any nature whatsoever and whether matured or unmatured, remain outstanding.

         4.27 NO COMMISSIONS. None of AVS, the Company or any other Affiliate of AVS has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby, other than fees which will be paid by, and are the sole obligation of, AVS, the Company or any other Affiliate of AVS.

         NOTWITHSTANDING ANYTHING CONTAINED IN THIS ARTICLE OR ANY OTHER PROVISION HEREOF, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT THE COMPANY AND AVS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED,

BEYOND THOSE EXPRESSLY GIVEN IN THIS ARTICLE IV OR IN ANY TRANSACTION DOCUMENTS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE PURCHASED ASSETS AND, EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT KELLSTROM IS PURCHASING ALL OF THE PURCHASED ASSETS ON AN "AS-IS" AND "WHERE-IS" BASIS. It is understood that any cost estimates, projections or other predictions contained or referred to in the schedules attached hereto and any cost estimates, projections or predictions or any other information contained or referred to in other materials that have been or shall hereafter be provided to Kellstrom or any of its Affiliates, agents or representatives are not and shall not be deemed to be representations or warranties of AVS or the Company.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE CLOSING

         5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE CLOSING. AVS and the Company covenant and agree that, between the date of this Agreement and the Closing Date, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the Ordinary Course of Business. The Company and AVS shall during such period use commercially reasonable efforts to preserve intact the Company's business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other Persons with which it has significant business relations. By way of amplification and not limitation, the Company shall not (and AVS shall not permit the Company to), between the date of this Agreement and the Closing Date, except as set forth in SCHEDULE 5.1(a), directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Kellstrom:

                  (a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

                  (b) sell, pledge, dispose of, encumber, exchange or lease, or authorize the sale, pledge, disposition, exchange or lease of, or grant of an encumbrance on, any of its assets (including, without limitation, the Purchased Assets), tangible or intangible, except sales of inventory in the Ordinary Course of Business;

                  (c) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or purchase any property or assets of any other Person;

                  (d) incur any indebtedness other than trade payables and accrued expenses in the Ordinary Course of Business or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances other than advances to employees not exceeding Twenty Thousand Dollars ($20,000) in the aggregate;

                  (e) to the extent not prohibited by any other provision of this SECTION 5.1, enter into any Contract other than in the Ordinary Course of Business providing for a term of not more than six months and payments not exceeding Fifty Thousand Dollars ($50,000) in the aggregate over the term of such Contract;

                  (f) make capital expenditures exceeding One Hundred Thousand Dollars ($100,000) in excess of those reflected on the Base Balance Sheet;

                  (g) purchase any inventory having a purchase price in excess of Twenty Thousand Dollars ($20,000) per item and One Hundred Thousand Dollars ($100,000) in the aggregate, other than for purchases of inventory for sale to an Identified Customer;

                  (h) engage in any Affiliated Transactions in excess of Five Thousand Dollars ($5,000) per transaction and Ten Thousand Dollars ($10,000) in the aggregate, other than purchases of inventory for sale to an Identified Customer, transactions that will not result in any change in or affect the Purchased Assets and/or Assumed Liabilities and transfers of cash among AVS and any of its Affiliates;

                  (i) enter into any Contract providing for the lease or exchange of any assets, including, without limitation, any inventory, other than in the Ordinary Course of Business;

                  (j) increase the compensation payable or to become payable to its officers or employees except in the Ordinary Course of Business;

                  (k) except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees;

                  (l) establish, adopt, enter into or amend or take any action to accelerate any rights or benefits which any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (m) in any way modify or amend any accounting policies or procedures used in the preparation of the Base Balance Sheet;

                  (n) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date hereof in the Ordinary Course of Business;

                  (o) materially increase or decrease prices charged to its customers, or take any other action which might reasonably be expected to result in any material increase in the loss of customers through non-renewal or termination of contracts or other causes; or

                  (p) agree, in writing or otherwise, to take or authorize any of the foregoing actions.

In the event that the Company shall desire to take any action covered by subparagraph (g) above, the Company shall request the consent of Kellstrom on any Business Day by speaking with Zivi Nedivi, Fred Von Husen and Oscar Torres (or any one of them that the Company can reach) in person or by telephone at the telephone numbers set forth in SCHEDULE 5.1(b) and simultaneously confirming such request by e-mail to each such person at the e-mail addresses set forth on
SCHEDULE 5.1(b). In the event that none of the foregoing representatives of Kellstrom respond to a request made pursuant to such procedures by 11:59 p.m. of the next Business Day, Kellstrom shall be deemed to have granted its consent to such request. In the event that Kellstrom shall respond to any such request (either approving or disapproving of a proposed transaction), it shall confirm its response by return e-mail to the sender of the e-mail request and if such response shall be a disapproval, it shall include a reason therefor.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

         6.2 COMPLIANCE WITH COVENANTS. At the Closing, the Company and AVS covenant and agree to deliver to Kellstrom the certificates, opinions and other documents required to be delivered to Kellstrom pursuant to ARTICLE VII, and Kellstrom covenants and agrees to deliver to the Company the certificates and other documents required to be delivered to the Company pursuant to ARTICLE VIII.

         6.3 COOPERATION. Each of the parties agrees to use its best efforts to cooperate with the others in the preparation and filing of all forms, notifications, reports and information, if any, required or deemed advisable pursuant to any law, rule or regulation (including, without limitation, any rules or regulations of any securities exchange upon which the securities of Kellstrom or AVS may be listed or traded) in connection with the transactions contemplated by this Agreement and the Transaction Documents, and to use its best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. AVS and the Company shall, and shall cause the AVS Accountants to cooperate with the Kellstrom Accountants from time to time in connection with any audit of the assets, properties and business of Kellstrom and/or the Business, including, without limitation, the execution and delivery by AVS and the Company of customary audit representation letters.

         6.4 HSR ACT AND OTHER ACTIONS. Each of the parties hereto shall (i) make promptly (and in no event later than five (5) Business Days following the execution of this Agreement) its respective filings, if any, and thereafter make any other required submissions, under the HSR Act, with respect to the transactions contemplated hereby, and shall seek early termination of the applicable waiting period under the HSR Act, (ii) take all appropriate reasonable actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws, rules and regulations and Contracts to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with the Company as are necessary for it to consummate the transactions contemplated hereby, (iii) make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it to consummate and make effective the transactions contemplated hereby, (iv) defend all lawsuits or other legal proceedings brought against it which challenge this Agreement or the consummation of the transactions contemplated hereby, and (v) take all actions necessary or advisable to lift or rescind any injunction or restraining order or other order adversely affecting its ability to consummate the transactions contemplated hereby. The filing fees associated with the required filings under the HSR Act shall be split between AVS and the Company, on the one hand, and Kellstrom on the other hand.

         6.5 CONFIDENTIALITY; PUBLICITY. No party hereto or their respective Affiliates, employees, agents or representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof and no party hereto shall issue any press release or other public announcement related to this Agreement or the transactions contemplated hereby, in each such case, except (a) with the prior approval of the other parties, (b) if such party believes in good faith such disclosure to be required by law or by the terms of any listing agreement with or requirements of a securities exchange upon which its securities may be listed or traded or (c) if such disclosure relates to any legal proceeding involving Kellstrom, KAV, the Company or AVS; PROVIDED, HOWEVER, that each party shall use commercially reasonable efforts to coordinate with the other parties in making any public disclosure pursuant to clause (b) of this sentence.

         6.6 ACCESS TO INFORMATION. From the date hereof to the Closing Date, the Company and AVS shall (and shall cause their directors, officers, employees, auditors, counsel and agents to) afford Kellstrom and Kellstrom's officers, employees, auditors, counsel and agents access during normal business hours to their properties, offices and other facilities, to their officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be reasonably requested; PROVIDED, HOWEVER, that any such access shall be arranged, so as not to interfere unnecessarily with the operation of the Business.

         6.7 NOTIFICATION OF CERTAIN MATTERS. The Company and AVS shall give prompt written notice to Kellstrom of any information, fact or circumstance which could cause any representation or warranty contained herein made by the Company or AVS to be untrue or inaccurate, or any covenant, condition or agreement contained herein applicable to the Company or AVS not to be complied with or satisfied. Kellstrom shall give prompt written notice to AVS and the Company of any information, fact or circumstance which could cause any representation or warranty contained herein made by Kellstrom to be untrue or inaccurate, or any covenant, condition or agreement contained herein applicable to Kellstrom not to be complied with or satisfied.

         6.8 ADDITIONAL COVENANTS. In order to assure that Kellstrom will realize the benefits of the transactions contemplated hereby, each of AVS and the Company, jointly and severally, agree that it will not, and will cause each of its Subsidiaries not to:

                  (a) until the earlier of (i) the fifth anniversary of the Closing Date, or (ii) the later of (a) the date that neither AVS nor any of its Subsidiaries own beneficially or of record any interest in KAV, or (b) the third anniversary of the Closing Date (the "Restriction Period"), without the prior written consent of Kellstrom (which consent will not be unreasonably withheld or delayed), directly or indirectly employ, or knowingly permit any company or business, directly or indirectly, controlled by them to employ, any person who was employed by Kellstrom or any of its Affiliates, successors or assigns (collectively, the "Kellstrom Companies") at or within the then prior six months or in any manner seek to induce any such person to leave his or her employment; or

                  (b) at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain any confidential or proprietary information or records of the Kellstrom Companies in their possession or any Confidential Information, other than as permitted by the terms of the Transaction Documents.

The Company and AVS agree and acknowledge that the restrictions contained in this SECTION 6.8 are reasonable in scope, duration and area, and are necessary to protect the Kellstrom Companies after the Closing Date. The parties agree and acknowledge that the breach of this SECTION 6.8 will cause irreparable damage to the Kellstrom Companies for which monetary damages will not be adequate, and upon breach (or threatened breach) of any provision of this SECTION 6.8, the Kellstrom Companies shall be entitled to injunctive relief, specific performance or other equitable relief without the need to post a bond or other security or prove special damages; PROVIDED, HOWEVER, that this shall in no way limit any other remedies which the Kellstrom Companies may have (including, without limitation, the right to seek monetary damages). If any provision of this
SECTION 6.8, as applied to any party or to any circumstance, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision, the scope of activity or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. AVS and the Company hereby agree that Kellstrom may assign, without limitation, the foregoing restrictive covenants to any successor to or Affiliate of Kellstrom.

         6.9 NO OTHER DISCUSSIONS. From the date hereof until the Closing Date, neither the Company or AVS nor any of their respective Affiliates, employees, agents representatives shall (a) solicit, encourage, consider or accept any offer from any Person to acquire all or any portion of the assets (other than in the case of inventory, in the Ordinary Course of Business) of or any interest in the Company, (b) participate in any negotiations or discussions with any other Person concerning the sale of all or any portion of the assets (other than in the case of inventory, in the Ordinary Course of Business) of or any interest in the Company, (c) provide any non-public information about the Company (other than to the Company's lenders or advisors or Kellstrom and its agents and consultants as provided herein), (d) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing, or (e) otherwise cooperate in any way with, or assist, facilitate or encourage any effort by any other person seeking to acquire all or any portion of the assets (other than in the case of inventory, in the Ordinary Course of Business) of or any interest in the Company. The Company and AVS shall immediately notify Kellstrom in writing of any such inquiry or proposal which any of the Company or AVS may receive with respect to the foregoing transactions, including the terms and identity of the inquirer or offeror.

         6.10 EMPLOYMENT MATTERS.

         (a) OFFERS OF EMPLOYMENT. At Closing, the Company shall terminate the employment of all employees set forth on SCHEDULE 6.10 ("Schedule 6.10 Employees"), which constitute all of the employees of the Company employed in the Business (except for those employees being retained pursuant to the Transition Services Agreement). Kellstrom shall offer employment, commencing on the Closing Date, to all Schedule 6.10 Employees on such terms and conditions as may be determined by Kellstrom. At Closing, AVS shall release all Schedule 6.10 Employees that accept employment with Kellstrom from any and all agreements or arrangements which may restrict such Persons from accepting the offer of employment with Kellstrom or from working for Kellstrom. Kellstrom shall be responsible for (a) complying with the provisions of the Worker Adjustment and Retraining Notification Act ("Warn Act") with respect to the termination of the employment of all Schedule 6.10 Employees, including without limitation, the payment of any amounts required to be paid to such employees thereunder, and (b) shall bear the cost and expense of the termination of the employment of any
Schedule 6.10 Employees who accept employment with Kellstrom whose employment is thereafter terminated by Kellstrom. All employees hired by Kellstrom hereunder shall be eligible to participate in the health plans of Kellstrom effective on the Closing Date. All of such employees' periods of service with the Company shall be counted in determining their entitlement to benefits with Kellstrom other than for purposes of vesting in company contributions under Kellstrom's 401(k) plan.

         (b) SPIN OFF AND TERMINATION OF THE NEW 401(K) PLAN. Prior to the Closing Date, AVS intends to create a new 401(k) plan (the "New 401(k) Plan") and transfer all accounts held in the existing AVS 401(k) plan on behalf of all
Schedule 6.10 Employees to the New 401(k) Plan. Thereafter, all Schedule 6.10 Employees will become ineligible to participate in the AVS 401(k) plan. Prior to the Closing Date, AVS intends to terminate the New 401(k) Plan and fully vest all Schedule 6.10 Employees. As soon as possible after the termination of the New 401(k) Plan, AVS will file an application with the IRS that requests issuance of a favorable determination letter that the termination of the New 401(k) Plan does not adversely affect the tax-qualified status of the New 401(k) Plan (the "IRS Determination"). Upon receipt of such a favorable determination letter, AVS will cause the New 401(k) Plan to distribute all plan assets to the Plan participants, and Kellstrom, to the extent it maintains a defined contribution retirement plan (the "Kellstrom Plan") that accepts rollovers, will allow any such participant that it employs at that time, provided he or she is an eligible participant in the Kellstrom Plan, to rollover or to direct the trustee of the New 401(k) Plan to rollover their distributions from the New 401(k) Plan to the Kellstrom Plan. Nothing in this SECTION 6.10, however, shall entitle AVS to consolidate the New 401(k) Plan with, or to initiate a trustee to trustee transfer of plan assets to, the Kellstrom Plan other than as directed by a plan participant to complete a participant directed rollover as provided above.

         (c) ROLLOVER OF PROMISSORY NOTES FROM AVS 401(K) PLAN. Upon the consummation of the transactions contemplated by this Agreement, AVS shall permit Schedule 6.10 Employees to elect distributions of their account balances, including promissory notes for any outstanding loans, from the New 401(k) Plan and to rollover or direct rollover by the plan trustee of such account balances to the Kellstrom plan, to the extent the Kellstrom Plan accepts rollovers and that the IRS Determination has been received, without treating the distribution of the promissory notes as a taxable event to the extent allowed by law. To the extent necessary, AVS shall amend the New 401(k) Plan or its loan policy, as appropriate, to permit the rollover of promissory notes pursuant to this SECTION 6.10(C).

         6.11 DELIVERY OF PROPERTY RECEIVED BY THE COMPANY AFTER CLOSING. From and after the Closing, Kellstrom shall have the right and authority to collect, for the account of Kellstrom, all Receivables and other items which shall be transferred or are intended to be transferred to Kellstrom as part of the Purchased Assets as provided in this Agreement, and to endorse with the name of the Company any checks or drafts received on account of any such Receivables or other items of the Purchased Assets. Each of the Company and AVS agree that they will transfer or deliver to Kellstrom, promptly after the receipt thereof, any cash or other property which the Company or AVS receives after the Closing Date in respect of any Purchased Assets, including, without limitation, any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to Kellstrom as part of the Purchased Assets under this Agreement. The Company shall at Closing transfer to Kellstrom all of its rights and interests in and to the Consigned Inventory, and shall deliver to Kellstrom possession of all Consigned Inventory other than the Consigned Inventory set forth on SCHEDULE 4.14 (C).

         6.12 KELLSTROM APPOINTED ATTORNEY FOR THE COMPANY. Effective at the Closing Date, the Company hereby constitutes and appoints Kellstrom and its successors and assigns, its true and lawful attorney, in the name of the Company but for the benefit and at the expense of Kellstrom (a) to endorse checks or other negotiable instruments representing the payment of any Purchased Receivables; and (b) to take any and all actions which Kellstrom may deem necessary in order to provide for Kellstrom the benefits of any of the Purchased Assets if (i) the Company shall be party to any merger transaction in which it is not the surviving corporation; (ii) the Company shall be liquidated or dissolved; (iii) any court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Company or the whole or any substantial part of the properties of the Company or approve a petition filed against the Company seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States or any state, or if there is commenced against the Company any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States or any state, or (iv) it shall be required to comply with any Legal Requirement; PROVIDED, HOWEVER, Kellstrom shall not exercise any such power-of-attorney under subsection (b) unless it shall have first requested that the Company or any successor thereto take such actions and five (5) Business Days shall have passed without such actions having been taken. The Company acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Kellstrom shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest and penalties in respect thereof.

         6.13 EXECUTION OF FURTHER DOCUMENTS. The Company and AVS shall from and after the Closing execute, acknowledge and deliver all such further deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be requested by Kellstrom to convey and transfer to and vest in Kellstrom and protect its right, title and interest in all of the Purchased Assets and to carry out the transactions contemplated by this Agreement and the other Transaction Documents.

         6.14 POST CLOSING RETENTION OF RECORDS. For a period of not less than six (6) years after the Closing Date, Kellstrom shall preserve and retain all corporate, accounting, legal, audit and other books and records pertaining to the Purchased Assets; PROVIDED, HOWEVER, such six (6) year period shall be extended in the event that any proceeding has been commenced or is pending or Threatened at the expiration of such six (6) year period and such extension shall continue until any such proceeding has been settled or resolved with finality or is no longer pending or Threatened. Notwithstanding the foregoing, Kellstrom may at any time after three (3) years from the Closing Date discard or destroy any of such books and records prior to the end of such six (6) year period or period of extension if it has given AVS and the Company at least sixty
(60) days prior written notice of Kellstrom's intent to discard or destroy such books and records and has given AVS and the Company the opportunity to take possession of any or all of such books and records within said sixty (60) day period. Kellstrom shall afford each of AVS and their representatives reasonable access during normal business hours to, and the right to make copies of, all such books and records, for any legitimate purpose (including, without limitation, in connection with the preparation, documentation and/or handling of any financial statements, tax returns, tax audits, reports to governmental or regulatory agencies, litigation, disputes, claims or controversies); PROVIDED, HOWEVER, that any such access shall be arranged so as not to interfere unreasonably with the business and operations of Kellstrom and its Affiliates.

         6.15 PAYOFF AND ESTOPPEL LETTERS. Prior to Closing, the Company shall request payoff and estoppel letters with respect to any Indebtedness included in the Assumed Liabilities, in each case, setting forth the payoff amount, per diem, wire transfer instructions and an agreement to deliver to Kellstrom upon full payment, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled.

         6.16 EXECUTION OF TRANSACTION DOCUMENTS. Prior to or at Closing, Kellstrom, the Company and AVS shall enter into each of the Transaction Documents to which it is a party.

         6.17 REAL PROPERTY PURCHASES/LEASES.

         (a) PEARLAND FACILITY. The Company shall at Closing sell, and Kellstrom shall at Closing purchase, the Pearland Facility pursuant to the Pearland Real Estate Purchase Agreement.

         (b) VAN NUYS FACILITY. Subject to SECTION 2.3, the Company shall at Closing assign to Kellstrom, and Kellstrom shall at Closing assume, the lease of the Company's Van Nuys Facility pursuant to the Van Nuys Lease Assignment Agreement. The Company shall use best efforts to obtain the consent of Massachusetts Mutual Life Insurance Company to such assignment and to cause it to enter into a landlord's waiver in form acceptable to Bank of America, N.A., pursuant to the Kellstrom Credit Facility.

         (c) MIRAMAR FACILITY. The Company shall cause the owner trustee of the trust owning the Miramar Facility to sell such facility pursuant to the Miramar Sale - Leaseback Transaction and, if it cannot do so by the Closing Date, it shall enter into the Miramar Sublease Agreement. Kellstrom shall either (a) sublease the Miramar Facility from AVS pursuant to the Miramar Sublease Agreement, or (b) lease the Miramar Facility pursuant to the Miramar Sale - Leaseback Transaction. The Company shall use its best efforts to cause the landlord of the Miramar Facility to enter into a landlord's waiver in form acceptable to Bank of America, N.A., pursuant to the Kellstrom Credit Facility.

         6.18 ACCOUNTS RECEIVABLE.

         (a) Kellstrom shall, following the Closing Date, use efforts consistent with the efforts generally used by it to collect its own receivables to collect Purchased Receivables. The Company shall designate one representative (the "Company Collection Representative") in writing to Kellstrom with whom Kellstrom shall coordinate the collection of Purchased Receivables during the first year following the Closing Date. The Company Collection Representative shall not be entitled to, and shall not, contact any account debtors with respect to the collection of any Purchased Receivables; PROVIDED, HOWEVER, the Company Collection Representative shall have the right upon request to participate with Kellstrom in conference calls and/or meetings with account debtors to discuss the collection of Purchased Receivables. Kellstrom shall make available to the Company Collection Representative upon request such information relating to the Purchased Receivables as the Company Collection Representative may reasonably request. The Company Collection Representative shall have the authority to act on behalf of the Company in approving any actions to be taken that are not consistent with the actions customarily taken by Kellstrom in connection with the collection of its own receivables, in settling any disputes with respect to the Purchased Receivables and in approving any discounts or offsets to the Purchased Receivables. If Kellstrom shall at any time propose to accept any goods in settlement of any Purchased Receivables, it shall obtain the consent of the Company Collection Representative (which shall not be unreasonably withheld or delayed), and the value of such goods shall be as mutually agreed upon by the parties. The Company shall have the right at its sole cost and expense twice during the first year following the Closing Date upon prior written notice to Kellstrom to audit and inspect the books and records of Kellstrom relating to the Purchased Receivables during normal business hours.

         (b) Any payments received by Kellstrom from a customer following the Closing Date on account of Purchased Receivables shall be applied first to the payment of unpaid invoices referenced by the customer on or in connection with the payment of such invoices or if no such reference is made by the customer on or in connection with the payment of such invoices, then to the payment of invoices issued to such customer in the order in which such invoices were issued; PROVIDED, HOWEVER, that, if Kellstrom shall have received notice from a customer disputing all or any portion of an unpaid invoice, then any payment received from such customer shall not be applied to the disputed portion of such invoice, but shall be applied to the balance of such invoice, and then to the next invoice issued to such customer (in each case, until the dispute with such customer shall be resolved). Kellstrom shall not encourage any of its customers to give priority to the payment of receivables owed to Kellstrom over the payment of the Purchased Receivables.

         (c) At any time following the Closing Date, upon the written request of the Company, Kellstrom shall sell to the Company and/or AVS any Purchased Receivables which remain unpaid or unsatisfied. Upon the written request of Kellstrom delivered at any time within thirty (30) days following the first anniversary of the Closing Date, the Company and/or AVS shall purchase from Kellstrom any Purchased Receivables which remain unpaid or unsatisfied as of the one year anniversary of the Closing Date. The purchase price of any Purchased Receivables purchased by the Company and/or AVS hereunder shall be equal to the face amount thereof (the "Receivables Purchase Amount"), and upon any such purchase, the Company may retain the proceeds of such Purchased Receivables as and when collected (and to the extent thereafter collected by or paid to Kellstrom, Kellstrom shall promptly remit the same to the Company). If AVS and/or the Company elects to purchase the Purchased Receivables pursuant to the first sentence of this SECTION 6.18(c), AVS shall deliver to Kellstrom a certificate signed by its Chief Financial Officer setting forth the Purchased Receivables which it desires to purchase, and Kellstrom shall transfer such Purchased Receivables to AVS and/or the Company and AVS and/or the Company shall pay for the Purchased Receivables in cash by wire transfer of immediately available funds as follows: (i) for purchases of Purchased Receivables that are "Eligible Receivables" (as such term is defined in the Kellstrom Credit Facility), on the date such transfer is made to AVS and/or the Company and (ii) for purchases of Purchased Receivables that are not Eligible Receivables, on the earlier to occur of the one hundred eightieth (180th) day after the date of such sale or the first anniversary of the Closing Date. If Kellstrom elects to sell Purchased Receivables to the Company and/or AVS pursuant to the second sentence of this
SECTION 6.18(c), Kellstrom shall deliver to the Company and/or AVS a certificate signed by its Chief Financial Officer setting forth the aggregate of such Purchased Receivables which remain unpaid or unsatisfied as of such date, together with all related and supporting documentation, and the Company and/or AVS shall purchase such Purchased Receivables from Kellstrom within thirty (30) days following receipt thereof as follows: (a) AVS shall provide to Kellstrom a credit toward the purchase of services from AVS and its Affiliates equal to the lesser of (x) the Receivables Credit Amount or (y) fifty percent (50%) of the Receivables Purchase Amount and (b) the balance in cash by wire transfer of immediately available funds. The purchase price and terms for services to which the credit shall be applied from time to time shall be no less favorable than those offered to unaffiliated third parties with similar purchase volume. If the Company or AVS shall fail to provide Kellstrom with the appropriate Receivables Credit Amount from time to time, to pay the cash amount within the applicable period set forth above, then Kellstrom shall have the right (but not the obligation), in addition to any other remedies which it may have, to either (a) deem such amount to be Kellstrom Indemnifiable Damages in accordance with
ARTICLE IX (PROVIDED, HOWEVER, that the Kellstrom Indemnification Threshold and the Kellstrom Indemnification Cap shall not be applicable to such amount) or (b) setoff such amount against any amount owed by Kellstrom or any of its Affiliates to AVS, the Company or any Affiliate of AVS or the Company (whether under this Agreement or otherwise). Kellstrom shall advise the Company at least sixty (60) days prior to the first anniversary of the Closing Date of any uncollected Purchased Receivables and any unpaid Assumed Payables owed to any member of a Group from which there is an uncollected Purchased Receivable, provided that failure to deliver said notice within the applicable time period shall not in any way affect Kellstrom's rights or the Company's or AVS' obligations hereunder.

         6.19 POST CLOSING MATTERS. Immediately prior to the Closing, AVS shall remove from the properties to be purchased or leased by Kellstrom pursuant to
SECTION 6.17 any assets other than the Purchased Assets and assets consigned to Kellstrom by AVS or any of its Affiliates or by any third party and cause any Persons who are not hired by Kellstrom following the Closing to vacate such premises.

         6.20 WEB SITE LINK; E-MAIL. For the period beginning on the Closing Date and ending on the later of the third anniversary of the Closing Date or the date on which the Consignment Agreement shall terminate, AVS shall for no additional consideration include above the fold on its home page and each page of its web site that offers parts or inventory for sale a direct link to one or more web sites maintained by Kellstrom and its Affiliates, such link to contain such information as may be mutually acceptable to the parties. For the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, AVS and the Company shall, for no additional consideration, forward to one or more e-mail addresses designated by Kellstrom any and all e-mails directed to the e-mail addresses assigned to any employees of the Company and any employees of AVS employed in the Business prior to the Closing Date, and shall take such reasonable actions as may be necessary to prevent e-mails from being transmitted from any such e-mail address.

         6.21 STANDSTILL. Each of Kellstrom and AVS agrees that it will not and will not permit its Subsidiaries to, unless it shall have been specifically invited in writing by the other, in any manner, whether publicly or otherwise, directly or indirectly, or in any way assist, finance, influence or encourage any other person or entity, whether publicly or otherwise, directly or indirectly to, initiate, make, effect, cause or seek, offer or propose to initiate, make, effect, cause or seek, or participate in or take a position with respect to (i) any acquisition of any securities or assets of the other (other than in the case of assets, transactions in the Ordinary Course of Business) or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) thereof;
(ii) any tender or exchange offer, merger, or other business combination involving the other; (iii) any sale of assets, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other; (iv) any submission to or proposal for a vote of stockholders of the other, including, without limitation, a proposal within the meaning of Rule 14a-1(1) under the Exchange Act, or any action that would, but for Rule 14a-2(b) under the Exchange Act, be deemed a "solicitation" of "proxies" with respect to any securities of the other, or with respect to any issue that is the subject of such a proxy solicitation; (vi) any comment or proposal with respect to any nomination or election of directors or other matter or transaction involving the other or any grant of any proxy with respect to securities of the other to any person not designated by the other; (vii) any formation of a "group", within the meaning of Section 13(d)(3) or Section 14(d)(2) of, or Rule 13d-5 under, the Exchange Act, with respect to securities of the other; (viii) any action which would at any time require the other to make a public announcement regarding any of the foregoing; (ix) any disclosure of any intention, plan or arrangement inconsistent with any of the foregoing; or (x) any discussions, arrangements, understandings, agreements or proposals with any person or entity with respect to any of the foregoing. Each of Kellstrom and AVS also agree not to and agree not to permit its Affiliates to request the other (or its directors, officers, employees or agents) directly or indirectly, to amend or waive any provision of this Section (including this sentence).

         6.22 AUDITED FINANCIAL STATEMENTS. The Company and AVS shall obtain an audit of the financial statements of the Company for the fiscal years ended December 31, 1998 and 1999 and for the nine months ended September 30, 2000, and make available their books, records and personnel in connection therewith.

         6.23 LICENSE OF TRADEMARKS. AVS, KAV and Kellstrom shall enter into the Trademark License Agreement in the form of EXHIBIT M attached hereto (the "License Agreement").

         6.24 CONSIGNED INVENTORY INVESTMENTS. Kellstrom shall pay to the Company any documented Consigned Inventory Investment relating to any inventory consigned to the Company by parties other than AVS or any of its Affiliates which are subject to consignment agreements which are assigned by the Company to, and which are assumed by, Kellstrom, in each case, at the same time that payment is made by Kellstrom to the consignor on account of the sale of the consigned inventory under the related consignment agreement. If Kellstrom shall for any reason return to a consignor any Consigned Inventory in which the Company has a Consigned Inventory Investment, (a) Kellstrom shall provide written notice thereof to the Company (and shall to the extent not in violation of the respective consignment agreements provide fifteen (15) days prior written notice to the Company), and (b) Kellstrom shall not be responsible for the payment to, or reimbursement of, the Company for any Consigned Inventory Investment relating thereto and the Company shall thereafter have the right to seek reimbursement of such Consigned Inventory Investment from the consignor of such inventory. Kellstrom shall, not later than the 20th day of each calendar month, provide to the Company a monthly report containing a list of sales made during the immediately preceding calendar month of any Consigned Inventory in which there is a Consigned Inventory Investment and a list of any Consigned Inventory in which there is Consigned Inventory Investment which remains unsold as of the end of the immediately preceding calendar month (until all Consigned Inventory in which there is a Consigned Inventory Investment has been sold).

                                   ARTICLE VII

                   CONDITIONS TO THE OBLIGATIONS OF KELLSTROM

         The obligations of Kellstrom to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by Kellstrom:

         7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Company and AVS contained in this Agreement and in each of the Transaction Documents to which the Company and/or AVS are parties shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed on any schedule to this Agreement or any such Transaction Document, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Company and AVS shall have performed and complied with all of their respective obligations required by this Agreement and in each of the Transaction Documents to which the Company and/or AVS are parties to be performed or complied with at or prior to the Closing Date. The Company and AVS shall have delivered to Kellstrom a certificate, dated as of the Closing Date, duly signed by their respective President and Chief Financial Officer, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         7.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change to the Company or AVS or to the Business, and (ii) none of the Purchased Assets shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage), which damage may have a Material Adverse Effect on the Purchased Assets taken as a whole, and there shall have been delivered to Kellstrom a certificate to that effect, dated the Closing Date and duly signed by their respective President and Chief Financial Officer to that effect.

         7.3 CORPORATE CERTIFICATE. The Company and AVS shall have delivered to Kellstrom (i) copies of the Certificate of Incorporation and Bylaws of each of the Company and AVS as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by the Board of Directors and the shareholders of the Company, and by the Board of Directors of AVS, authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing for the Company and AVS issued by the Secretary of State of the State of Delaware as of a date not more than ten (10) Business Days prior to the Closing Date, certified in the case of subsections (i) and (ii) of this Section as of the Closing Date by their respective Secretary, as applicable, as being true, correct and complete.

         7.4 OPINION OF COUNSEL. Kellstrom shall have received an opinion, dated as of the Closing Date, from counsel for the Company and AVS addressed to Kellstrom and its lenders in the form attached hereto as EXHIBIT N.

         7.5 CONSENTS. The Company, AVS and Kellstrom shall each have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any of their respective rights or obligations from any Person from whom such consent or waiver is required, under any Assumed Contract that is also a Material Contract in the case of AVS and the Company and any material Contract (which the parties acknowledge includes those Contracts set forth on SCHEDULE 3.4) in the case of Kellstrom, the HSR Act or any other Legal Requirement, or who, as a result of the transactions contemplated hereby, would have the right to terminate, accelerate or modify such Material Contracts in the case of AVS and the Company and any material Contract in the case of Kellstrom, either by the terms thereof or as a matter of law.

         7.6 NO ADVERSE LITIGATION. There shall not be pending any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby.

         7.7 HSR ACT WAITING PERIOD. Any applicable HSR Act waiting period shall have expired or been terminated.

         7.8 DELIVERY OF PURCHASED ASSETS. The Company shall have duly executed and delivered to Kellstrom a Bill of Sale and Assignment and such other instruments of transfer of title as are reasonably necessary in the opinion of Kellstrom to transfer to Kellstrom good and marketable title to the Purchased Assets, in each case, in form and substance satisfactory to Kellstrom, and shall deliver to Kellstrom immediate possession of the Purchased Assets free and clear of any Liens (other than Permitted Liens).

         7.9 DELIVERY OF PAYOFF AND ESTOPPEL LETTERS. The Company and AVS shall have delivered to Kellstrom the payoff and estoppel letters referred to in
SECTION 6.15 hereof.

         7.10 EXECUTION AND DELIVERY OF CERTAIN TRANSACTION DOCUMENTS. Each of the parties (other than Kellstrom) to the Transaction Documents shall have executed and delivered the Transaction Documents to which it is a party.

         7.11 REAL ESTATE TRANSACTION DOCUMENTS. The transactions contemplated by the Real Estate Transaction Documents shall have been consummated contemporaneously with the transactions contemplated hereby. The landlords of the Miramar Facility and the Van Nuys Facility shall have entered into a landlord's waiver in form acceptable to Bank of America, N.A., pursuant to the Kellstrom Credit Facility.

         7.12 INVENTORY PURCHASE AGREEMENT. The transactions contemplated by the Inventory Purchase Agreement shall have been consummated contemporaneously with the transactions contemplated hereby.

         7.13 PURCHASE PRICE ALLOCATION CERTIFICATE. The Company shall have executed and delivered to Kellstrom a Purchase Price Allocation Certificate which complies with SECTION 2.7 and is reasonably acceptable to Kellstrom.

         7.14 KELLSTROM FINANCING. Kellstrom shall have received at least Fifteen Million Dollars ($15,000,000) in the form of mezzanine debt financing upon the terms set forth in the term sheet attached hereto as EXHIBIT O and such other terms and conditions as shall be reasonably acceptable to Kellstrom.

         7.15 AMENDMENT TO KELLSTROM CREDIT FACILITY. Kellstrom shall have entered into an amendment to the Kellstrom Credit Facility upon terms acceptable to Kellstrom.

         7.16 KAV SENIOR SUBORDINATED NOTE - A. The Company shall have assigned to Kellstrom the KAV Senior Subordinated Note - A and KAV shall have issued to Kellstrom a replacement KAV Senior Subordinated Note - A representing the indebtedness thereby assigned to Kellstrom having identical provisions to the KAV Senior Subordinated Note - A.

                                  ARTICLE VIII

                        CONDITIONS TO THE OBLIGATIONS OF
                               THE COMPANY AND AVS

         The obligations of the Company and AVS to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by the Company or AVS:

         8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Kellstrom contained in this Agreement and each of the Transaction Documents to which it is a party shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement and in each of the Transaction Documents to which it is a party, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Kellstrom shall have performed and complied with all of its obligations required by this Agreement and in each of the Transaction Documents to which it is a party to be performed or complied with by it at or prior to the Closing Date. Kellstrom shall have delivered to the Company a certificate, dated as of the Closing Date, and signed by its President and Chief Financial Officer, certifying that such representations and warranties are true and correct and that all such obligations have been complied with and performed.

         8.2 CORPORATE CERTIFICATE. Kellstrom shall have delivered to the Company and AVS (i) copies of resolutions adopted by the Board of Directors of Kellstrom authorizing the transactions contemplated by this Agreement, and (ii) a certificate of good standing for Kellstrom issued by the Secretary of State of the State of Delaware as of a date not more than ten (10) Business Days prior to the Closing Date, certified in the case of subsection (i) of this Section as of the Closing Date by the Secretary of Kellstrom as being true, correct and complete.

         8.3 PURCHASE PRICE. Kellstrom shall have paid to the Company the Estimated Cash Purchase Price.

         8.4 NO ADVERSE LITIGATION. There shall not be pending any action or proceeding by or before any court or other governmental body, other than those set forth on SCHEDULE 8.4, which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby.

         8.5 HSR ACT WAITING PERIOD. Any applicable HSR Act waiting period shall have expired or been terminated.

         8.6 EXECUTION AND DELIVERY OF CERTAIN TRANSACTION DOCUMENTS. Each of the parties (other than AVS and the Company) to the Transaction Documents shall have executed and delivered the Transaction Documents to which it is a party.

         8.7 INVENTORY PURCHASE AGREEMENT. The transactions contemplated by the Inventory Purchase Agreement shall have been consummated contemporaneously with the transactions contemplated hereby.

         8.8 REAL ESTATE TRANSACTION DOCUMENTS. The transactions contemplated by the Real Estate Transaction Documents shall have been consummated contemporaneously with the transactions contemplated hereby.

         8.9 CONSENTS. The Company and AVS shall have received consents to the transactions contemplated hereby from any Person from whom such consent is required under the HSR Act or pursuant to any other Legal Requirement.

         8.10 CONSENT OF AVS SENIOR LENDERS. AVS shall have received any consent required to be obtained from its lenders under (a) that certain Fourth Amended and Restated Credit Agreement dated May 31, 2000, as amended, between AVS and Citicorp USA, Inc., as Agent, and (b) that certain Participation Agreement dated as of December 17, 1998, as amended, by and among AVS, as construction agent, AVS, as lessee, First Security Bank, National Association, not individually, except as expressly stated therein, but solely as Owner trustee under the Aviation Sales Trust 1998-1, the various banks and other lending institutions which parties thereto from time to time, as the holders, and the various banks and other lending institutions which are parties thereto from time to time, as the lenders, and NationsBank, National Association, as Administrative Agent for the lenders, as amended.

         8.11 PURCHASE PRICE ALLOCATION CERTIFICATE. Kellstrom shall have executed and delivered to the Company a Purchase Price Allocation Certificate which complies with SECTION 2.7 and is reasonably acceptable to the Company.


                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1 AGREEMENT BY THE COMPANY AND AVS TO INDEMNIFY. The Company and AVS, jointly and severally, agree to indemnify and hold Kellstrom and any Affiliate of Kellstrom purchasing Purchased Assets hereunder and each of their respective officers, directors, shareholders, employees, attorneys and Affiliates (each a "Kellstrom Indemnified Party" and collectively the "Kellstrom Indemnified Parties") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, counsel and paralegal fees and expenses) incurred or suffered by any of the Kellstrom Indemnified Parties arising out of or resulting from (i) any breach of a representation or warranty made by the Company and AVS (or either of them) in or pursuant to this Agreement or any of the Transaction Documents to which the Company or AVS is a party (including the schedules hereto and thereto and any certificates executed and delivered by the Company or AVS (or either of them) pursuant hereto or thereto or in connection herewith or therewith), (ii) any breach of a covenant or agreement made by the Company and AVS (or either of them) in or pursuant to this Agreement or any of the Transaction Documents to which the Company or AVS is a party, (iii) any inaccuracy in any statement made by the Company or AVS in any certificate, instrument or other document delivered by the Company or AVS pursuant to or in connection with this Agreement or any of the Transaction Documents to which the Company or AVS is a party, (iv) any Excluded Liabilities, (v) any liability of the Company or AVS for any Taxes (whether or not disclosed in this Agreement or any of the Transaction Documents to which the

Company or AVS is a party or disclosed, referenced or incorporated by reference in any of the schedules hereto or thereto), and (vi) any Affiliate Obligations and any other amounts required to be paid on account of Affiliated Transactions (collectively, "Kellstrom Indemnifiable Damages"). Notwithstanding the foregoing provisions of this Section 9.1, if Kellstrom has the right to cause AVS and/or the Company to repurchase Purchased Receivables under Section 6.18, Kellstrom shall be precluded from making a claim against AVS or the Company under this
Section 9.1 for a breach of the representations made in Section 4.20, unless AVS and the Company shall fail to comply with any of the covenants set forth in
Section 6.18. Notwithstanding anything to the contrary contained herein, Kellstrom shall not be entitled to collect Kellstrom Indemnifiable Damages under subsection (i) of the first sentence of this SECTION 9.1 (other than on account of a breach of any representation or warranty contained in SECTION 4.18, SECTION
4.20 or SECTION 4.23) or on account of a breach of any covenant contained in
Article V if the Company or AVS can establish that Kellstrom had actual knowledge at the time of Closing that the representation or warranty on which such claim is based was false or that the covenant contained in Article V had been breached. Notwithstanding the foregoing provisions or anything contained herein to the contrary, no claim for Kellstrom Indemnifiable Damages shall be asserted by the Kellstrom Indemnified Parties until the aggregate of all Kellstrom Indemnifiable Damages exceeds Four Hundred Thousand Dollars ($400,000) (the "Kellstrom Indemnification Threshold"), at which time the Kellstrom Indemnified Parties shall only be entitled to the aggregate amount by which the Kellstrom Indemnifiable Damages exceeds Two Hundred Thousand Dollars ($200,000). Notwithstanding anything to the contrary set forth herein, the total Kellstrom Indemnifiable Damages for which the Company and AVS, in the aggregate, shall be liable hereunder shall not exceed the sum equal to the Purchase Price (the "Kellstrom Indemnification Cap"). Notwithstanding anything to the contrary set forth herein, the Kellstrom Indemnification Threshold and the Kellstrom Indemnification Cap shall not apply and there shall be no limitation or restriction whatsoever on the liability of the Company or AVS under this Article IX for Kellstrom Indemnifiable Damages with respect to any claim relating to or arising from any one or more of the following: (i) any Kellstrom Indemnifiable Damages arising under subsections (ii), (iv), (v) or (vi) of this SECTION 9.1 above, (ii) a breach of any covenant or agreement of the Company or AVS, (iii) a breach of any one or more of the representations or warranties set forth in the first or last sentence of SECTION 4.1, or in SECTION 4.2, SECTION 4.3, SECTION 4.12, SECTION 4.14(A), SECTION 4.18 or SECTION 4.20, or (iv) any act of fraud in connection with the execution, delivery or performance of this Agreement or any Transaction Document to which the Company or AVS is a party, including, without limitation, any fraudulent representation or warranty made in or pursuant to this Agreement or any Transaction Document to which the Company or AVS is a party.

         9.2 AGREEMENT BY KELLSTROM TO INDEMNIFY. Kellstrom agrees to indemnify and hold the Company and AVS and their respective officers, directors, shareholders, employees, attorneys and Affiliates (each a "Company Indemnified Party" and together the "Company Indemnified Parties") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable counsel and paralegal fees and expenses) incurred or suffered by any of the Company Indemnified Parties arising out of or resulting from (i) any breach of a representation or warranty made by Kellstrom in or pursuant to this Agreement or any other Transaction Document to which Kellstrom is a party (including the schedules hereto or thereto and any certificates executed and delivered by Kellstrom pursuant to or in connection herewith or therewith), (ii) any breach of a covenant or agreement made by Kellstrom in or pursuant to this Agreement or any Transaction Document to which the Kellstrom is a party, (iii) any inaccuracy in any statement made by Kellstrom in any certificate, instrument or other document executed and delivered by Kellstrom pursuant to or in connection with this Agreement or any Transaction Document to which the Kellstrom is a party,
(iv) any liability relating to the operation by Kellstrom of the Business after the Closing Date, and (v) any Assumed Liabilities (collectively, "Company Indemnifiable Damages"). Notwithstanding anything to the contrary contained herein, neither the Company nor AVS shall be entitled to collect Company Indemnifiable Damages under subsection (i) of the immediately preceding sentence if Kellstrom can establish that the Company or AVS had actual knowledge at the time of Closing that the representation or warranty on which such claim is based was false. Notwithstanding the foregoing provisions or anything contained herein to the contrary, (a) no claim for Company Indemnifiable Damages shall be asserted by the Company Indemnified Parties until the aggregate of all Company Indemnifiable Damages exceeds Four Hundred Thousand Dollars ($400,000) (the "Company Indemnification Threshold"), at which time the Company Indemnified Parties shall only be entitled to the aggregate amount by which the Company Indemnifiable Damages exceeds Two Hundred Thousand Dollars ($200,000). Notwithstanding anything to the contrary set forth herein, the total Company Indemnifiable Damages for which Kellstrom shall be liable hereunder shall not exceed the sum equal to the Purchase Price (the "Company Indemnification Cap"). Notwithstanding anything to the contrary set forth herein, the Company Indemnification Threshold and the Company Indemnification Cap shall not apply and there shall be no limitation or restriction whatsoever on the liability of Kellstrom under this Article IX for Company Indemnifiable Damages with respect to any claim relating to or arising from any one or more of the following: (i) any Company Indemnifiable Damages arising under subsection (iv) of this SECTION
9.2 above, (ii) a breach of any covenant or agreement by Kellstrom contained in this Agreement or any other Transaction Document to which Kellstrom is a party,
(iii) a breach of any one or more of the representations or warranties set forth in SECTION 3.1, SECTION 3.2 or SECTION 3.3, or (iv) any act of fraud in connection with the execution, delivery or performance of this Agreement or any other Transaction Document to which Kellstrom is a party including, without limitation, any fraudulent representation or warranty made in or pursuant to this Agreement or any other Transaction Document to which Kellstrom is a party.

         9.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the parties in this Agreement or any of the Transaction Documents or pursuant hereto or thereto shall survive the closing of the transactions contemplated hereby as follows: (i) the representations and warranties made by Kellstrom in SECTION 3.1, SECTION 3.2 and
SECTION 3.3 shall survive indefinitely, (ii) the representations and warranties made by AVS and the Company in the first and last sentence of SECTION 4.1, and in SECTION 4.2, SECTION 4.3, the first two (2) sentences of SECTION 4.14(a) and in SECTION 4.18 shall survive indefinitely, and (iii) all other representations and warranties shall expire on the last day of the twenty-first (21st) full calendar month following the Closing Date; PROVIDED, HOWEVER, that, in the case of SECTION 9.3(iii), if any Person shall acquire all of the issued and outstanding shares of capital stock of AVS or AVS shall merge with any Person other than an Affiliate of AVS in a transaction in which AVS is not the surviving entity on or prior



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

to the last day of the eighteenth (18th) full calendar month following the Closing Date, the representations and warranties covered by SECTION 9.3(iii) shall expire on the later of (i) the last day of the eighteenth (18th) full calendar month following the Closing Date, or (ii) the thirty-first (31st) day following written notice of the consummation of such a transaction is provided to Kellstrom by AVS. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement and each of the Transaction Documents or in any other documents or papers delivered in connection herewith or therewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement and each of the Transaction Documents is independent of each other representation, warranty, covenant and agreement. No claim for the recovery of any Kellstrom Indemnifiable Damages or Company Indemnifiable Damages with respect to the representations and warranties in this Agreement and each of the Transaction Documents may be asserted by any of the parties after such representations and warranties shall expire in accordance with the terms of this Agreement and each of the Transaction Documents; PROVIDED, HOWEVER, that claims for Kellstrom Indemnifiable Damages or Company Indemnifiable Damages first asserted with reasonable specificity in writing within the applicable period shall not thereafter be barred.

         9.4 THIRD PARTY ACTIONS.

                  (a) For the purpose of this SECTION 9.4, the term "Indemnifiable Damages" means Kellstrom Indemnifiable Damages or Company Indemnifiable Damages, as the context requires, the term "Indemnified Party" means the Kellstrom Indemnified Parties or the Company Indemnified Parties, as the context requires, and the term "Indemnifying Party" means the party (Kellstrom or the Company or AVS) against whom a claim for Indemnifiable Damages is to be made.

                  (b) If any claim or action shall be commenced or asserted against an Indemnified Party which, if successful, could give rise to Indemnifiable Damages, the Indemnified Party shall give the Indemnifying Party prompt written notice of such claim or action (provided that the failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations except where, and solely to the extent that, the failure to provide such notice actually and materially prejudices the rights of the Indemnifying Party). Upon receipt of written notice of any such claim or action, the Indemnifying Party shall have the option to assume the defense thereof by providing written notice of such election to the Indemnified Party within ten
(10) Business Days after receipt of written notice of any such claim or action (an "Indemnification Notice"). If the Indemnifying Party shall elect to assume the defense of any claim or action by the delivery of an Indemnification Notice within such ten (10) Business Day period, then, subject to the terms set forth below, (i) the Indemnifying Party shall have the right to assume and control the defense of the claim or action, (ii) the Indemnified Party may at its own cost and expense participate in (but not control) the defense thereof, and (iii) the Indemnifying Party shall be fully responsible (with no reservation of rights) for all Indemnifiable Damages relating to the claim or action. If the Indemnifying Party states in an Indemnification Notice that it will not assume the defense of the claim or action, or if the Indemnifying Party fails to provide the Indemnified Party with an Indemnification Notice within such ten (10) Business Day period, then (i) the Indemnified Party shall have the right to assume and control the defense of the claim or action, (ii) the Indemnifying Party may at its own cost and expense participate in (but not control) the defense thereof, and (iii) the Indemnifying Party shall be responsible for any Indemnifiable Damages (including, without limitation, the costs incurred by the Indemnified Party in the defense thereof) relating to the claim or action subject to and in accordance with the terms and conditions set forth in this Agreement. If the Indemnifying Party provides, within such ten
(10) Business Day period, an Indemnification Notice stating that it shall assume the defense of the claim or action, then the Indemnifying Party shall, at its own cost and expense, diligently defend such claim or action, and the Indemnifying Party will not be liable to the Indemnified Party pursuant to the provisions of SECTIONS 9.1 or 9.2 for any related counsel and paralegal fees and expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the defendants in any action include both the Indemnified Party and the Indemnifying Party and there is a conflict of interest as reasonably determined by counsel for the Indemnifying Party which would prevent such counsel from also representing the Indemnified Party, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the commencement of the action, or shall have failed to diligently defend such action, or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. Notwithstanding anything to the contrary in this SECTION 9.4, the Indemnifying Party shall have no right to settle or compromise any action for which it has assumed the defense to the extent the settlement or compromise provides for any injunctive or other equitable relief against the Indemnified Party or otherwise provides for any continuing obligations of any nature against the Indemnified Party or loss of rights of the Indemnified Party, and nothing stated in this SECTION 9.4 shall otherwise affect the Indemnifying Party's obligation to pay the Indemnified Party all Indemnifiable Damages (other than such related counsel and paralegal fees and expenses) pursuant to SECTION 9.1 or SECTION 9.2. With respect to any such third party action, the parties agree to provide each other with all material information that they request relating to the handling of such matter. The parties shall reasonably cooperate with one another in furtherance of resolving any claims for which indemnification is sought hereunder. No Indemnified Party shall settle, compromise, pay or discharge, any Indemnifiable Claim without the prior written consent of the Indemnifying Party, so long as the Indemnifying Party is diligently defending same in accordance with this
SECTION 9.4. An Indemnified Party shall not unreasonably withhold its consent to a settlement of a matter.

         9.5 REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude any indemnified party from asserting any other right, or seeking any other remedies against any indemnifying party.



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
                                   ARTICLE X

                                  TERMINATION

         10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual written consent of all of the parties; or

                  (b) by Kellstrom in the event of a material breach by the Company or AVS of any provision of this Agreement or any Transaction Document to which it is a party which material breach is not cured within thirty (30) days of the delivery to the Company and AVS of written notice thereof from Kellstrom or which breach by its nature cannot be cured prior to Closing; or

                  (c) by the Company and AVS in the event of a material breach by Kellstrom of any provision of this Agreement or any Transaction Document to which it is a party which material breach is not cured within thirty (30) days of the delivery to Kellstrom of written notice thereof from the Company and AVS or which breach by its nature cannot be cured prior to Closing; or

                  (d) by any party in the event that the Closing shall not have occurred on or prior to the sixtieth (60th) day following the date of this Agreement; PROVIDED, HOWEVER, that the failure of the Closing to occur by such date shall not have been the result of the failure of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder; and PROVIDED FURTHER that any party shall have the right to extend such date for up to an additional thirty (30) days upon written notice to the other parties in the event that the only then-unsatisfied condition to Closing is the receipt of one or more consents required to be delivered pursuant to SECTION 7.5 or the expiration or termination of any applicable HSR Act waiting period as required pursuant to SECTIONS 7.7 and 8.5.

This Agreement shall automatically terminate without action by either party if the Inventory Purchase Agreement shall terminate or be terminated for any reason.

         10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to SECTION 10.1, except as set forth in SECTION 10.3, this Agreement shall forthwith become void and of no further force and effect and the parties shall be released from any and all obligations and liabilities hereunder; PROVIDED, however, that (a) nothing herein shall relieve any party from liability for fraud or any act in the nature of fraud committed in connection with any of its representations, warranties, covenants or agreements set forth in this Agreement, and (b) nothing herein shall relieve any party from any liability for any breach or violation hereof.

      10.3 KELLSTROM DAMAGES. Notwithstanding anything to the contrary contained herein, in the event that the transactions contemplated by this Agreement are not consummated because AVS shall not have received either or both of the consents required to be obtained by it pursuant to Section 8.10 hereof and AVS or the Company shall within one (1) year following the date on which this Agreement is terminated enter into any agreement to sell all or substantially all of the assets of the Company or AVS or any interest in the Company or AVS entitling the holder thereof the right to vote fifty percent (50%) or more of the voting interests of the Company or AVS, then AVS and



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

the Company, jointly and severally, shall pay to Kellstrom its reasonable out-of-pocket costs (not to exceed $1,000,000 in the aggregate) incurred in connection with this Agreement and the Inventory Purchase Agreement and its evaluation, negotiation, execution and efforts to consummate, the transactions contemplated by this Agreement and the Inventory Purchase Agreement (including, without limitation, reasonable attorneys' fees and costs), and AVS and the Company, jointly and severally, shall pay to Kellstrom an additional amount of Five Million Dollars ($5,000,000), evidencing all additional costs borne by Kellstrom in connection with the transactions contemplated hereby and by the Inventory Purchase Agreement, including opportunity costs, costs relating to the allocation of human resources in contemplation of the transactions contemplated hereby, and damages to Kellstrom's reputation in the industry and in general due to the inability to consummate the transactions contemplated hereby. The parties hereto hereby agree that the costs borne by Kellstrom in connection with the transactions contemplated hereby and by the Inventory Purchase Agreement, apart from its out of pocket expenses, are incapable of being accurately measured and that said Five Million Dollars ($5,000,000) additional fee represents the parties' estimate of said costs and said fee is not meant nor shall it be deemed a penalty, but rather an attempt to quantify the amount of damages sustained by Kellstrom if the transactions contemplated hereby and by the Inventory Purchase Agreement are not consummated.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

                  (a)      IF TO KELLSTROM TO:

                           Kellstrom Industries, Inc.
                           1100 International Parkway
                           Sunrise, Florida 33323
                           Attn:  Zivi R. Nedivi, President
                           Telecopy:  (954) 858-2449

                           WITH A COPY TO:

                           Akerman, Senterfitt & Eidson, P.A.
                           350 East Las Olas Boulevard, Suite 1600
                           Fort Lauderdale, Florida 33301
                           Attn:  Bruce I. March, Esq.
                           Telecopy:  (954) 463-2224

                  (b)      IF TO THE COMPANY AND/OR AVS TO:

                           Aviation Sales Company
                           3601 Flamingo Road
                           Miramar, Florida 33307
                           Attn:  Dale Baker, Chairman
                           Telecopy:  (954) 538-6775

                           WITH A COPY TO:

                           Boyar & Miller
                           4265 San Felipe, Suite 1200
                           Houston, Texas 77027
                           Attn: J. William Boyar, Esq.
                           Telecopy:  (713) 552-1758

Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

         11.2 ENTIRE AGREEMENT. This Agreement and the Transaction Documents (including the exhibits and schedules attached hereto and thereto) and the other documents delivered pursuant hereto and thereto and in connection herewith and therewith contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The exhibits and schedules constitute a part of the document to which they are attached as though set forth in full thereon. Notwithstanding anything to the contrary in this Agreement, any matter, fact, event or other information expressly and specifically set forth in any Schedule attached to this Agreement shall be deemed disclosed in all Schedules to this Agreement.

         11.3 EXPENSES. Except as otherwise provided herein, AVS shall pay the fees and expenses incurred by it and the Company, including accounting and counsel fees, incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, and Kellstrom shall pay its own fees and expenses, including accounting and


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

counsel fees, incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

         11.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Except as otherwise provided herein, the rights and remedies of the parties under this Agreement and the Transaction Documents are in addition to all other rights and remedies, at law or equity, which they may have against each other.

         11.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective heirs, executors, personal representatives, trustees, guardians, attorneys-in-fact, successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, no party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the non-assigning or non-delegating parties; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in this Agreement, (1) Kellstrom may assign any or all of its rights and privileges under this Agreement to its lenders from time to time, without the consent of the Company or AVS, provided that any such assignees shall take such assignment subject to all of the terms, conditions and limitations set forth in the Agreement, and (2) Kellstrom may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Kellstrom, and upon such assignment, such subsidiary shall have full rights and obligations under this Agreement as if it were a party hereto. Such subsidiary shall be a third-party beneficiary with respect to all rights and remedies provided hereunder or otherwise provided at law or in equity. In the case of any assignment by Kellstrom, Kellstrom shall remain fully responsible and liable for all of its obligations hereunder.

         11.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument.

         11.7 INTERPRETATION. Any reference made in this Agreement to an article, section, paragraph, clause, schedule or exhibit shall be deemed to be to the referenced article, section, paragraph, clause, schedule or exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement and on the exhibits and schedules hereto are for reference purposes only and shall in no way affect in any way the meaning or interpretation of this Agreement or the exhibits or schedules hereto. Time shall be of the essence in this Agreement.

         11.8 SEVERABILITY. If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby or otherwise, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

         11.9 GOVERNING LAW; JURISDICTION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State. Any suit, action or proceeding against Kellstrom, the Company or AVS arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of Broward County, Florida or in the U.S. District Court for the Southern District of Florida and each party hereby irrevocably (a) accepts and consents to the exclusive personal jurisdiction of such courts for the purpose of any suit, action or proceeding,
(b) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in such courts, (c) waives any claim that any suit, action or proceedings brought in such courts has been brought in an inconvenient forum, and (d) agrees that service of process, summons, notice or document by U.S. registered mail in accordance with this Agreement shall be effective service of process for any action, suit or proceeding brought against a party in any such court.

         11.10 ARM'S LENGTH NEGOTIATIONS. Each party hereto expressly agrees that (a) before executing this Agreement, it has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) it has relied solely and completely upon its own judgment in executing this Agreement; (c) it has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) it has acted voluntarily and of its own free will in executing this Agreement; (e) it is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                  KELLSTROM INDUSTRIES, INC., a Delaware
                                  corporation



                                  By: /s/ Zivi R. Nedivi
                                      ------------------------------------------
                                       Zivi R. Nedivi
                                       President and Chief Executive Officer



                                  AVIATION SALES COMPANY, a Delaware
                                  corporation

                                  By: /s/ Dale S. Baker
                                      ------------------------------------------
                                       Dale S. Baker
                                       Chairman and Chief Executive Officer



                                  AVIATION SALES DISTRIBUTION
                                  SERVICES COMPANY, a Delaware corporation


                                  By: /s/ Benito Quevedo
                                      ------------------------------------------
                                       Benito Quevedo
                                       President

                         LIST OF EXHIBITS AND SCHEDULES


Exhibit A           Base Balance Sheet
Exhibit B           Form of Consignment Agreement
Exhibit C           Form of Cooperation Agreement
Exhibit D           Inventory Purchase Agreement (without exhibits)
Exhibit E           Form of KAV Senior Subordinated Note - A
Exhibit F           Form of KAV Senior Subordinated Note - B
Exhibit G           Miramar Sale Term Sheet
Exhibit H           Miramar Lease Term Sheet
Exhibit I           Form of Non-Competition Agreement
Exhibit J           Form of Pearland Real Estate Purchase Agreement
Exhibit K           Form of Transition Services Agreement
Exhibit L           Form of Van Nuys Lease Assignment Agreement
Exhibit M           Form of License Agreement
Exhibit N           Form of Opinion of Seller's Counsel
Exhibit O           Mezzanine Debt Term Sheet
Schedule 1.1(a)     Consigned Inventory Investments
Schedule 2.2        Excluded Assets
Schedule 2.3        Assumed Contracts
Schedule 2.8        Assumed Liabilities
Schedule 2.9        Excluded Liabilities
Schedule 3.4        Kellstrom Violations
Schedule 4.1        Foreign Qualifications
Schedule 4.4        Corporate Information
Schedule 4.5        Liens on Capital Stock
Schedule 4.6        Violations
Schedule 4.7        Subsidiaries
Schedule 4.8        Financial Statements
Schedule 4.9        Changes Since the Current Balance Sheet Date
Schedule 4.10       Certain Liabilities
Schedule 4.11       Litigation
Schedule 4.12       Environmental Matters
Schedule 4.13       Real Estate
Schedule 4.14(a)    Title and Condition of Assets
Schedule 4.14(b)    Consigned Inventory
Schedule 4.14(c)    Consigned Inventory Locations
Schedule 4.14(d)    Vehicles
Schedule 4.16       Employees
Schedule 4.17       Employee Benefit Plans
Schedule 4.18       Tax Matters
Schedule 4.19       Insurance Policies
Schedule 4.21       Permits and Approvals
Schedule 4.22       Affiliated Transactions


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

Schedule 4.23       Intellectual Property
Schedule 4.24       Contracts
Schedule 4.26       Product Warranties and Rebates
Schedule 5.1(a)     Conduct of Business Pending the Acquisition
Schedule 5.1(b)     Contact Telephone Numbers and E-Mail Addresses
Schedule 6.10       Employee Matters
Schedule 8.4        Adverse Litigation


                                       61